     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                               02-0451017
   (State or other jurisdiction of      I.R.S. Employer Identification Number
    incorporation or organization)

                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ----------------------

                             TODD M. DUCHENE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

                                   COPIES TO:

         DAVID J. GOLDSCHMIDT, ESQ.                             DAVID E. REDLICK, ESQ.
  Skadden, Arps, Slate, Meagher & Flom LLP                      STUART R. NAYMAN, ESQ.
              Four Times Square                                    Hale and Dorr LLP
        New York, New York 10036-6522                               300 Park Avenue
               (212) 735-3000                                  New York, New York 10022
                                                                    (212) 937-7200

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ----------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED             PROPOSED
                                                               MAXIMUM OFFERING          MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE             PRICE              AGGREGATE            AMOUNT OF
              REGISTERED                     REGISTERED          PER SHARE (1)     OFFERING PRICE (1)    REGISTRATION FEE
Common Stock, par value $.01 per
  share...............................   13,800,000 shares          $34.23            $472,374,000           $118,094

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low prices on March 29, 2001, as reported on the New York Stock Exchange.
                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION. DATED APRIL 5, 2001.

                               12,000,000 Shares

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                                  Common Stock

                                 -------------

    We are offering 11,000,000 of the shares to be sold in this offering. The selling stockholders identified in this prospectus are offering an additional 1,000,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

    The common stock is listed on the New York Stock Exchange under the symbol "FSH". The last reported sale price of the common stock on April 4, 2001 was $35.97 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share    Total
                                                              ---------  ---------
Initial price to public.....................................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to Fisher Scientific
  International.............................................  $          $
Proceeds to the selling stockholders........................  $          $

    To the extent that the underwriters sell more than 12,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,800,000 shares from Fisher Scientific International at the initial price to public less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on         , 2001.

GOLDMAN, SACHS & CO.

        CREDIT SUISSE FIRST BOSTON

                JPMORGAN

                        MERRILL LYNCH & CO.

                                MORGAN STANLEY DEAN WITTER

                               ------------------

                        Prospectus dated         , 2001.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 6.

                                  OUR BUSINESS

    We are a world leader in serving science. We offer more than 600,000 products and services that enable scientific discovery and clinical laboratory testing services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, integrated global logistics network and electronic commerce capabilities, we serve as a "one-stop source" of products, services and global solutions for many of our customers. Our primary target markets are life science, clinical laboratory and industrial safety supply.

    Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, safety and clean room supplies and laboratory equipment and workstations. We offer both proprietary products and products that we source from more than 6,000 third-party vendors. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. We generate approximately 80% of our revenues from the sale of consumable products. We believe that this revenue base provides us with a broad and stable platform for future growth.

    We offer a range of services, such as third-party procurement, bench-top delivery, laboratory instrument calibration and repair and contract manufacturing. Our broad offering of products and services enables us to effectively serve a diverse range of customers. Through our recent acquisition of the pharmaceutical packaging services business of Covance Inc. and a diagnostic manufacturing facility from Bayer Corporation, we have expanded our outsourcing capabilities to offer a more comprehensive suite of services and leverage our brand recognition in the pharmaceutical and biotechnology industries.

    We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make approximately 25,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of the customer placing the order.

    We were founded in 1902 and trace our roots back to 1851. In January 1998, our management, in conjunction with affiliates of Thomas H. Lee Partners and other institutional investors, purchased 87% of our common stock. Thomas H. Lee Partners and its affiliates and other institutional investors currently own approximately 76.4% of our common stock and will continue to own approximately 60.3% of our common stock following this offering. These stockholders will not be selling any shares in this offering.

                                 OUR CUSTOMERS

    We market our products and services to three principal customer groups:

       - laboratories engaged in scientific research and testing, including laboratories funded by biotechnology, medical technology and pharmaceutical companies, research institutions, medical schools and universities;

       - healthcare providers that perform diagnostic tests on patients, such as independent clinical laboratories, hospitals and physician office laboratories; and

       - users of occupational health and safety products in manufacturing and other activities.

                     OUR COMPETITIVE STRENGTHS AND STRATEGY

    We believe that our key competitive strengths include our:

       - leading global brand name;

       - broad product and service offering;

       - premier and diversified customer base;

       - worldwide network of 2,600 sales and customer service professionals;
         and

       - global logistics and sourcing capabilities.

    Our objective is to enhance our position as a world leader in serving science. The key elements of our strategy are to:

       - leverage our competitive strengths;

       - continue to develop our internal capabilities and pursue strategic acquisitions that allow us to further penetrate existing markets, expand our product and service offerings and increase our value-added services;

       - leverage and maintain our technology leadership; and

       - capitalize on current growth opportunities in the life science and other markets that we serve.

                             CORPORATE INFORMATION

    Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our web site is located at www.fisherscientific.com. The information on our web site is not part of this prospectus.

                                  THE OFFERING

  Common stock offered by Fisher Scientific International...  11,000,000 shares
  Common stock offered by the selling stockholders..........  1,000,000 shares
  Common stock to be outstanding after this offering........  52,070,503 shares
  New York Stock Exchange symbol............................  FSH
  Use of proceeds...........................................  For potential acquisitions and other general corporate
                                                              purposes.

    The number of shares of our common stock that will be outstanding after this offering is based on our shares of common stock outstanding as of March 31, 2001, which consisted of:

    - 28,035,213 shares of voting common stock; and

    - 13,035,290 shares of non-voting common stock, of which 9,000,000 shares will be converted into voting common stock upon completion of this offering.

    Except as otherwise indicated, all references in this prospectus to our "common stock" are references to our voting and non-voting common stock collectively. The number of outstanding shares excludes:

    - 4,835,512 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2001 under our 1998 stock option plan at a weighted average exercise price of $12.52 per share, 4,389,679 of which will be exercisable upon completion of this offering;

    - 2,583,315 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2001 at a weighted average exercise price of $9.65 per share; and

    - 5,000,000 shares of common stock to be reserved for future issuance under our 2001 stock option plan, which plan is subject to stockholder approval at our annual meeting of stockholders scheduled for May 16, 2001.

    Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

    The selling stockholders are members of our management who, in connection with our recapitalization, reinvested their then outstanding options through the conversion of such options into the right to receive shares of common stock. Such shares are held in a "rabbi trust". The shares offered by the selling stockholders represent a portion of the shares currently held in the rabbi trust. The proceeds that the selling stockholders receive from the offering are intended to cover a portion of the previously deferred tax liability generated by their investment in us at the time of the recapitalization and triggered by this offering. Upon completion of this offering, our executive officers will beneficially own approximately 10% of the common stock on a fully diluted basis.

                             SUMMARY FINANCIAL DATA

    The following tables summarize our financial data. You should read these tables along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. The as adjusted balance sheet data reflect the issuance of 11,000,000 shares offered by us in this offering at an
assumed public offering price of $         per share, after deducting the
estimated underwriting discount and estimated expenses of this offering.

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   2000       1999     1998(1)      1997       1996
                                                 --------   --------   --------   --------   --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (2):
Sales..........................................  $2,622.3   $2,514.5   $2,294.4   $2,213.7   $2,182.8
Cost of sales..................................   1,974.0    1,885.4    1,721.0    1,682.8    1,658.1
                                                 --------   --------   --------   --------   --------
Gross profit...................................     648.3      629.1      573.4      530.9      524.7
Selling, general and administrative expense....     494.0      472.5      440.9      458.0      430.1
Restructuring and other charges (credits)
  (3)..........................................      (2.0)      (1.5)      23.6       51.8         --
Recapitalization-related costs (4).............        --         --       71.0         --         --
Loss from operations to be disposed of (5).....        --       11.3       15.1         --         --
                                                 --------   --------   --------   --------   --------
Income from operations.........................     156.3      146.8       22.8       21.1       94.6
Interest expense...............................      99.1      104.2       90.3       23.0       27.1
Other (income) expense, net (6)................      19.4      (15.2)      (7.2)       3.2       (0.1)
                                                 --------   --------   --------   --------   --------
Income (loss) before income taxes..............      37.8       57.8      (60.3)      (5.1)      67.6
Provision (benefit) for income taxes...........      15.1       34.4      (10.8)      25.4       30.8
                                                 --------   --------   --------   --------   --------
Net income (loss)..............................  $   22.7   $   23.4   $  (49.5)  $  (30.5)  $   36.8
                                                 ========   ========   ========   ========   ========
Earnings (loss) per common share:
  Basic........................................  $   0.57   $   0.59   $  (1.24)  $  (0.30)  $   0.40
  Diluted......................................  $   0.51   $   0.55   $  (1.24)  $  (0.30)  $   0.38
Weighted average common shares outstanding:
  Basic........................................      40.1       40.0       40.0      101.5       91.5
  Diluted......................................      44.4       42.8       40.0      101.5      102.5

OTHER FINANCIAL DATA:

EBITDA (7).....................................  $  227.9   $  223.9   $  189.7   $  155.4   $  157.2
Cash flows provided by (used in):
  Operating activities.........................     107.2      124.7      149.9       46.1       49.0
  Investing activities.........................     (57.1)     (62.5)    (231.8)     (50.7)     (42.0)
  Financing activities.........................     (32.8)     (74.1)     129.3       (1.9)     (46.0)

                                                               AS OF DECEMBER 31, 2000
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------   -------------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
  Working capital...........................................  $   142.8       $
  Total assets..............................................    1,385.7
  Long-term liabilities.....................................    1,189.6
  Stockholders' equity (deficit)............................     (311.7)

----------
(1) On January 21, 1998, we were recapitalized in a transaction in which approximately 87% of our fully diluted shares of common stock were converted into the right to receive $9.65 per share in cash. In connection with this recapitalization, we entered into new debt financing arrangements. The recapitalization and debt financing arrangements are more fully described in Notes 2 and 12 to our financial statements appearing elsewhere in this prospectus.

(2) We adopted the Financial Accounting Standards Board's Emerging Issues Task Force consensus 00-10 "Accounting for Shipping and Handling Fees and Costs," in the fourth quarter of 2000. Application of this consensus resulted in the reclassification of prior period financial results to reflect shipping and handling fees as revenue and shipping and handling costs as cost of sales. These amounts were previously recorded in selling, general and administrative expense. The reclassifications had no effect on income from operations or on net income.

(3) During the fourth quarter of 1997, we recorded $51.8 million of restructuring and other charges. These charges included costs associated with the closure of logistics and customer-service centers and related asset write-offs in the United States and internationally, the impairment of goodwill and property, plant and equipment related to certain international operations and the impairment of systems-related assets. During the fourth quarter of 1998, we recorded $23.6 million of restructuring and other charges. These charges included asset impairment charges in the United States and Asia and personnel reductions in the United States and Europe.

(4) In connection with our recapitalization on January 21, 1998, we recorded $71.0 million of expenses consisting primarily of noncash compensation expenses relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of the recapitalization.

(5) Loss from operations to be disposed of includes a $5.2 million write-off of in-process research and development costs associated with an acquisition in 1999, and a $2.6 million charge for restructuring and asset impairment costs in 1998.

(6) Other (income) expense, net includes a $23.6 million charge for the write down of certain Internet-related investments in 2000 and $7.8 million of gains from asset sales in 1999.

(7) We define "EBITDA" as net income plus income taxes, interest expense, depreciation and amortization. In calculating EBITDA, we exclude restructuring charges, recapitalization-related charges and other nonrecurring items. We use EBITDA here because we believe that it can assist you in comparing our performance to that of other companies on a consistent basis without regard to depreciation, amortization or one-time items. Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. We believe that EBITDA as we define it is also useful because it enables you to compare our performance before the effect of various one-time items that do not directly affect our operating performance. However, you should not consider EBITDA as an alternative to measures of financial performance determined in accordance with generally accepted accounting principles, such as net income as a measure of operating results or cash flows as a measure of liquidity. Our computation of EBITDA may not be comparable to similarly titled measures of other companies. It is also not the same computation of EBITDA that we make under our various debt agreements, which limit the amount of nonrecurring items that can be excluded in computing EBITDA for purposes of those agreements.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY THAT YOU PAID TO BUY OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

OUR HIGH LEVERAGE MAY HARM OUR BUSINESS

    We had $1,038.7 million in outstanding indebtedness and a stockholders' deficit of $311.7 million as of December 31, 2000. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

    Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

    - we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

    - we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

    - the level of our debt could limit our flexibility in responding to downturns in our business.

    In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

OUR COMPLIANCE WITH RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS MAY LIMIT OUR ABILITY TO TAKE CORPORATE ACTIONS AND HARM OUR BUSINESS

    Our debt agreements contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under our bank credit agreement we are also required to comply with specific financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our debt agreements, our lenders could declare all the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, our business could be harmed.

BECAUSE OUR RESULTS OF OPERATIONS DEPEND ON OUR CUSTOMERS' RESEARCH AND DEVELOPMENT EFFORTS, OUR BUSINESS MAY BE HARMED IF OUR CUSTOMERS DO NOT EXPEND SUFFICIENT RESOURCES ON THESE ACTIVITIES

    A significant number of our customers include entities active in scientific or technological research in the life science, clinical laboratory and industrial safety supply markets, in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. Although scientific and technology-related research and development spending in the United States historically has not been subject to cyclical swings, this trend may not continue. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. A decrease in research and development spending by our customers could cause our sales and profitability to decrease.

IF WE DO NOT SUCCESSFULLY ACQUIRE AND INTEGRATE NEW BUSINESSES, OUR REVENUE GROWTH MAY SLOW AND OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED

    Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 27 businesses and we routinely review additional potential acquisition opportunities. Integration of acquisitions involves a number of special risks, including:

    - the diversion of management's attention to the integration of the operations of businesses we have acquired;

    - difficulties in the integration of operations and systems and the realization of potential operating synergies;

    - the assimilation and retention of the personnel of the acquired companies;

    - challenges in retaining the customers of the combined businesses; and

    - potential adverse short-term effects on operating results.

    In addition, we compete with other companies to acquire suitable targets and we may not be able to successfully acquire the targets that we desire. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be harmed.

BECAUSE WE RELY HEAVILY ON THIRD PARTY PACKAGE DELIVERY SERVICES, ANY UNANTICIPATED DISRUPTIONS IN THESE SERVICES OR SIGNIFICANT INCREASES IN PRICE MAY HARM OUR BUSINESS

    We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2000, we shipped approximately 60% of our products in the United States via UPS. We also ship our products through other carriers, including national and regional trucking firms, overnight courier services and the U.S. Postal Service. We believe that the labor contract for UPS's delivery employees expires in 2002. If UPS or another third party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs which we could not pass on to our customers, our business may be harmed. In addition, if UPS or our other third party package delivery providers increase prices and we are not able to find alternatives or make adjustments to our delivery network, our profitability would be harmed.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL REGULATION AND FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS

    A number of our domestic and international operations involve and have involved the handling, manufacture or use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. We have been named as a potentially responsible party for environmental contamination associated with various sites. We are currently implementing remedial measures at some of our facilities, including at two of our facilities in New Jersey. We have established reserves for the potential costs of this remediation based on estimates of our management and environmental specialists. However, our actual costs may exceed those reflected in our reserves. In addition, future environmental damage resulting from our operations may occur, the costs of which may harm our business. Future events, including changes in existing laws and regulations and the development of new remediation techniques, may also give rise to additional costs which could harm our business.

IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS MAY BE HARMED

    We depend heavily on the services of our senior management, including Paul
M. Montrone, our chairman of the board and chief executive officer, and Paul M. Meister, our vice chairman of the board. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance with respect to Mr. Montrone or Mr. Meister.

WE ARE SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR SIGNIFICANT INTERNATIONAL SALES AND OPERATIONS

    We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. We are also exploring the possibility of expansion into other international markets. Expansion of these activities could increase the risks associated with our international operations. In 2000, we derived approximately 20% of our total revenue from sales to customers located outside the United States. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

    - changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

    - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

    - trade protection measures and import or export licensing requirements;

    - differing tax laws and changes in those laws;

    - difficulty in staffing and managing widespread operations;

    - differing labor laws and changes in those laws;

    - differing protection of intellectual property and changes in that protection; and

    - differing regulatory requirements and changes in those requirements.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS

    Approximately 20% of our revenues and expenses are denominated in currencies other than the U.S. dollar. We own properties and conduct operations in Belgium, Canada, China, France, Germany, Japan, Hong Kong, Malaysia, Mexico, the Netherlands, Singapore, Switzerland and the United Kingdom. In 2000, fluctuations in the exchange rates between the U.S. dollar and other currencies reduced our net sales by approximately $40.0 million. Future fluctuations in exchange rates relative to the U.S. dollar could continue to harm our results of operations.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US AND THEY MAY NOT MAKE DECISIONS THAT REFLECT THE INTERESTS OF OUR OTHER STOCKHOLDERS

    Upon completion of this offering, a group of equity investors consisting of affiliates of Thomas H. Lee Partners, L.P., affiliates of Credit Suisse First Boston (USA) Inc., formerly known as Donaldson, Lufkin & Jenrette, Inc., JP Morgan Partners (BHCA) L.P. and affiliates of Merrill Lynch &

Co. will own 60.3% of our common stock. Thomas H. Lee Equity Fund III, L.P. will own 38.6% of our common stock upon completion of this offering. Accordingly, these investors will continue to have significant control over us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets, which may make it more difficult for a third party to acquire us. The interests of these equity investors may conflict with the interests of our other stockholders after this offering.

    These equity investors and members of our management have entered into an investors' agreement with us. This agreement provides that our Board of Directors will consist of at least nine, but not more than ten directors, three of whom may be appointed by the Thomas H. Lee Equity Fund III, L.P., one of whom will be appointed by THL FSI Equity Investors, L.P., one of whom may be appointed by DLJ Merchant Banking Partners II, L.P., one of whom will be Mr. Paul M. Montrone and one of whom will be Mr. Paul M. Meister. Our Board of Directors does not currently include a director appointed by DLJ Merchant Banking Partners II, L.P. The directors elected pursuant to the investors' agreement will have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

OUR FAILURE TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES MAY FORCE US TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION

    Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the Food and Drug Administration's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would harm our business.

CHANGES IN THE HEALTHCARE INDUSTRY COULD HARM OUR BUSINESS

    In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

    - the development of large and sophisticated purchasing groups of pharmaceuticals and medical and surgical supplies;

    - wider implementation of managed care;

    - legislative healthcare reform;

    - consolidation of pharmaceutical and medical and surgical supply distributors; and

    - cuts in Medicare spending.

    We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services. Changes in pharmaceutical manufacturers' pricing or distribution policies may also significantly harm our business.

                        RISKS RELATING TO THIS OFFERING

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE

    Our stock price has been volatile in the past, due, in part, to low trading volume and the small percentage of our outstanding common stock held by public investors. Since January 1, 2000, our stock price has ranged from a low of $20.0625 per share to a high of $49.6250 per share. Although we expect our trading volume to increase following this offering, our stock price may continue to be volatile based on general economic and market conditions. The market price of our common stock may also be affected by our ability to meet analysts' expectations. Failure to meet these expectations, even slightly, could cause the market price of our common stock to fall significantly. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of management's attention and resources, which could have an adverse effect on our business.

FUTURE SALES OF COMMON STOCK BY OUR PRINCIPAL STOCKHOLDERS MAY CAUSE OUR STOCK PRICE TO DECLINE

    After this offering, we will have 52,070,503 shares of common stock outstanding. Our principal equity investors, directors and executive officers
will own           of these shares. These stockholders will be free to sell
those shares, subject to volume limitations of Rule 144 under the Securities Act, restrictions on transfer contained in our investors' agreement and the 180-day lock-up agreements that these investors will enter into with the underwriters. Some of these stockholders have registration rights under our investors' agreement. We cannot predict when these stockholders may sell their shares or in what volumes. However, the market price of our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We make these statements directly in this prospectus, and in the documents filed with the SEC that are incorporated by reference in this prospectus.

    Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our management's present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

    You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of 11,000,000 shares of
common stock in this offering at an assumed public offering price of $         ,
the closing price of our common stock on               , 2001, will be
approximately $ million, after deducting the estimated underwriting discount and estimated expenses of this offering. If the underwriters exercise their over-allotment in full, we estimate that our net proceeds will be approximately
$        million. We will not receive any of the proceeds from the sale of
1,000,000 shares of common stock by the selling stockholders.

    We intend to use the net proceeds from this offering for potential acquisitions and other general corporate purposes. Although we consider potential acquisitions from time to time, we currently have no commitment, understanding or arrangement relating to any material acquisitions.

    Under our bank credit agreement, we are required to use 50% of the net proceeds from this offering to repay term loans outstanding under the credit agreement unless we give our lenders notice that we intend to use those proceeds to make acquisitions. If we do not use 50% of such net proceeds for acquisitions within a year, we will be required to use 50% of the balance of the amount not so used to make acquisitions to repay term loans.

    Prior to this offering, we used our receivables securitization facility to fund some of our activities, including acquisitions. As of March 31, 2001, we had sold $155.5 million of receivables under this facility. The net proceeds from this offering will enable us to reduce the amount of receivables that we would otherwise sell in the future under this facility. You should refer to
Note 7 in the notes to our financial statements appearing elsewhere in this prospectus for a description of our receivables securitization facility.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is listed on the New York Stock Exchange under the trading symbol FSH. The following table sets forth the high and low closing sale prices of our common stock, as reported by the New York Stock Exchange for each of the periods listed.

                                                          HIGH         LOW
                                                        ---------   ---------
1999
  First Quarter.......................................  $20.0625    $16.3750
  Second Quarter......................................   22.3125     16.8750
  Third Quarter.......................................   23.8750     17.6250
  Fourth Quarter......................................   43.0000     22.5000

2000
  First Quarter.......................................   49.6250     32.0625
  Second Quarter......................................   43.2500     24.7344
  Third Quarter.......................................   35.4375     20.0625
  Fourth Quarter......................................   45.1875     34.0625

2001
  First Quarter.......................................   39.8750     32.4000
  Second Quarter (through April 4, 2001)..............   36.2800     35.9700

    The last reported sale price of our common stock on the New York Stock Exchange on April 4, 2001 was $35.97 per share. As of April 4, 2001 we had 160 holders of record of our common stock.

                                DIVIDEND POLICY

    We have not paid a cash dividend during our last three fiscal years. Our bank credit agreement and other debt agreements restrict our ability to pay cash dividends. Accordingly, we do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2000:

    - on an actual basis; and

    - as adjusted to reflect the issuance of 11,000,000 shares offered by us in
      this offering at an assumed public offering price of $         per share,
      the closing price of our common stock on               , 2001, after
      deducting the estimated underwriting discount and estimated expenses of this offering.

    You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

    The shares of common stock to be outstanding after this offering exclude:

    - 4,835,512 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2001 under our 1998 stock option plan at a weighted average exercise price of $12.52 per share, 4,389,679 of which will be exercisable upon completion of this offering;

    - 2,583,315 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2001 at a weighted average exercise price of $9.65 per share; and

    - 5,000,000 additional shares of common stock reserved for future issuance under our 2001 stock option plan, which plan is subject to stockholder approval at our annual meeting of stockholders scheduled for May 16, 2001.

                                                                AS OF DECEMBER 31,
                                                                       2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                               (IN MILLIONS, EXCEPT
                                                                 PER SHARE DATA)
Cash and Cash Equivalents:..................................  $  66.0
                                                              =======      =======
Debt, including short term debt:
  Revolving credit facility (1).............................  $    --      $
  Term facility.............................................    231.2
  9% senior subordinated notes due 2008.....................    594.6
  7 1/8% notes due 2005.....................................    149.3
  Other.....................................................     63.6
                                                              -------      -------
  Total debt................................................  1,038.7
                                                              -------
Stockholders' Equity (Deficit):
  Preferred stock, par value $.01 per share, 15,000,000
    shares authorized;
    no shares outstanding, actual or as adjusted............       --
  Common stock, par value $.01 per share, 100,000,000 shares authorized; 40,132,296 shares issued and 40,116,389
    shares outstanding, actual; 51,132,296 shares issued and
    51,116,389 shares outstanding, as adjusted..............      0.4
Capital in excess of par value..............................    326.0
Accumulated deficit.........................................   (571.9)
Other.......................................................    (66.2)
                                                              -------      -------
Total stockholders' equity (deficit)........................   (311.7)
                                                              -------      -------
Total capitalization........................................  $ 727.0      $
                                                              =======      =======

---------

(1) The $175.0 million revolving credit facility is available for working capital and general corporate purposes and at December 31, 2000, $50.4 million of this facility was utilized for letters of credit outstanding.

                            SELECTED FINANCIAL DATA

    You should read the selected financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. We have derived the selected statement of operations data for the years ended December 31, 2000, 1999 and 1998 and the selected balance sheet data as of December 31, 2000 and 1999 from our audited financial statements that appear elsewhere in this prospectus. We have derived the remaining selected financial data from our audited financial statements that are not included in this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   2000       1999     1998(1)      1997       1996
                                                 --------   --------   --------   --------   --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (2):
Sales..........................................  $2,622.3   $2,514.5   $2,294.4   $2,213.7   $2,182.8
Cost of sales..................................   1,974.0    1,885.4    1,721.0    1,682.8    1,658.1
                                                 --------   --------   --------   --------   --------
Gross profit...................................     648.3      629.1      573.4      530.9      524.7
Selling, general and administrative expense....     494.0      472.5      440.9      458.0      430.1
Restructuring and other charges (credits)
  (3)..........................................      (2.0)      (1.5)      23.6       51.8         --
Recapitalization-related costs (4).............        --         --       71.0         --         --
Loss from operations to be disposed of (5).....        --       11.3       15.1         --         --
                                                 --------   --------   --------   --------   --------
Income from operations.........................     156.3      146.8       22.8       21.1       94.6
Interest expense...............................      99.1      104.2       90.3       23.0       27.1
Other (income) expense, net (6)................      19.4      (15.2)      (7.2)       3.2       (0.1)
                                                 --------   --------   --------   --------   --------
Income (loss) before income taxes..............      37.8       57.8      (60.3)      (5.1)      67.6
Provision (benefit) for income taxes...........      15.1       34.4      (10.8)      25.4       30.8
                                                 --------   --------   --------   --------   --------
Net income (loss)..............................  $   22.7   $   23.4   $  (49.5)  $  (30.5)  $   36.8
                                                 ========   ========   ========   ========   ========
Earnings (loss) per common share:
  Basic........................................  $   0.57   $   0.59   $  (1.24)  $  (0.30)  $   0.40
  Diluted......................................  $   0.51   $   0.55   $  (1.24)  $  (0.30)  $   0.38
Weighted average common shares outstanding:
  Basic........................................      40.1       40.0       40.0      101.5       91.5
  Diluted......................................      44.4       42.8       40.0      101.5      102.5

OTHER FINANCIAL DATA:
EBITDA (7).....................................  $  227.9   $  223.9   $  189.7   $  155.4   $  157.2
Depreciation and amortization (8)..............      58.1       58.5       50.7       47.0       44.6
Capital expenditures...........................      29.4       41.1       67.2       59.2       40.7
Cash flows provided by (used in):
  Operating activities.........................     107.2      124.7      149.9       46.1       49.0
  Investing activities.........................     (57.1)     (62.5)    (231.8)     (50.7)     (42.0)
  Financing activities.........................     (32.8)     (74.1)     129.3       (1.9)     (46.0)

BALANCE SHEET DATA:
  Working capital..............................  $  142.8   $  115.3   $  107.9   $  237.5   $  259.8
  Total assets.................................   1,385.7    1,402.6    1,357.6    1,176.5    1,262.7
  Long-term liabilities........................   1,189.6    1,213.7    1,229.1      474.5      483.5
  Stockholders' equity (deficit)...............    (311.7)    (330.6)    (324.7)     347.1      386.2

---------

(1) On January 21, 1998, we were recapitalized in a transaction in which approximately 87% of our fully diluted shares of common stock were converted into the right to receive $9.65 per share in cash. In connection with this recapitalization, we entered into new debt financing arrangements. The recapitalization and debt financing arrangements are more fully described in Notes 2 and 12 to our financial statements appearing elsewhere in this prospectus.

(2) We adopted the Financial Accounting Standards Board's Emerging Issues Task Force consensus 00-10 "Accounting for Shipping and Handling Fees and Costs," in the fourth quarter of 2000. Application of this consensus resulted in the reclassification of prior period financial results to reflect shipping and handling fees as revenue and shipping and handling costs as cost of sales. These amounts were previously recorded in selling, general and administrative expense. The reclassifications had no effect on income from operations or on net income.

(3) During the fourth quarter of 1997, we recorded $51.8 million of restructuring and other charges. These charges include costs associated with the closure of logistics and customer-service centers and related asset write-offs in the United States and internationally, the impairment of goodwill and property, plant and equipment related to certain international operations and the impairment of systems-related assets. During the fourth quarter of 1998, we recorded $23.6 million of restructuring and other charges. These charges include asset impairment charges in the United States and Asia and personnel reductions in the United States and Europe.

(4) In connection with our recapitalization on January 21, 1998, we recorded $71.0 million of expenses consisting primarily of noncash compensation expenses relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of the recapitalization.

(5) Loss from operations to be disposed of includes a $5.2 million write-off of in-process research and development costs associated with an acquisition in 1999, and a $2.6 million charge for restructuring and asset impairment costs in 1998.

(6) Other (income) expense, net includes a $23.6 million charge for the write down of certain Internet-related investments in 2000 and $7.8 million of gains from asset sales in 1999.

(7) We define "EBITDA" as net income plus income taxes, interest expense, depreciation and amortization. In calculating EBITDA, we exclude restructuring charges, recapitalization-related charges and other nonrecurring items. We use EBITDA here because we believe that it can assist you in comparing our performance to that of other companies on a consistent basis without regard to depreciation, amortization or one-time items. Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. We believe that EBITDA as we define it is also useful because it enables you to compare our performance before the effect of various one-time items that do not directly affect our operating performance. However, you should not consider EBITDA as an alternative to measures of financial performance determined in accordance with generally accepted accounting principles, such as net income as a measure of operating results or cash flows as a measure of liquidity. Our computation of EBITDA may not be comparable to similarly titled measures of other companies. It is also not the same computation of EBITDA that we make under our various debt agreements, which limit the amount of nonrecurring items that can be excluded in computing EBITDA for purposes of those agreements.

(8) Excludes amortization of financing costs which is included in interest expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

    We report our financial results on the basis of three business segments: domestic distribution, international distribution and laboratory workstations. The domestic and international distribution segments engage in the supply, marketing, service and manufacture of scientific, clinical, educational, and occupational health and safety products. The laboratory workstations segment manufactures laboratory workstations, fume hoods and enclosures for technology and communication centers. Until 1999, we operated a fourth segment, technology, which we disposed of through the spinoff of ProcureNet, our former outsourcing and supply chain management technology business, in April 1999 and the sale of our UniKix Technology software business in July 1999.

    In December 1998, we acquired 90% of Bioblock Scientific S.A., a leading distributor of scientific and laboratory instrumentation in France. We acquired the remaining 10% of Bioblock in the first quarter of 1999. From 1998 to 2000, we made other smaller acquisitions of laboratory product distributors and other businesses. We have accounted for all of our acquisitions as purchases, with the operations of the acquired companies and businesses included in our financial statements from the dates of acquisition.

RECENT DEVELOPMENTS

    On March 30, 2001, we accelerated the vesting of performance options to purchase approximately 2.3 million shares of common stock with an average exercise price of $20.85 per share. These options were held by members of our management and other employees and reinvested through the conversion of such options into the right to receive shares of common stock. These shares are held by a "rabbi trust". The rabbi trust holds 952,114 shares of common stock. The 952,114 shares represent on a per share basis the difference between the last reported sale price of the common stock on March 30, 2001 of $35.44 and the exercise price of the option divided by $35.44. Under the terms of the rabbi trust, the shares will be held in the trust for a period of at least 360 days from March 30, 2001. As a result of these transactions, we will record a one-time compensation charge of approximately $33.5 million in the first quarter of 2001.

    On February 14, 2001, we acquired the pharmaceutical packaging services business of Covance, which we renamed Fisher Clinical Services. The acquired business enables pharmaceutical and biotechnology companies and other customers to outsource the packaging of prescription drugs used in clinical trials. The purchase price was $137.5 million, which we financed through the sale of receivables under our receivables securitization facility. The net proceeds from this offering will enable us to reduce the amount of receivables that we would otherwise sell in the future under this facility. See "Use of Proceeds".

    During the first quarter of 2001, we commenced implementation of a streamlining plan aimed at improving our operations, including the reduction of our workforce by approximately 5%. We estimate that the total costs associated with this plan will be approximately $24.0 million to $26.0 million, of which approximately $18.0 million was recorded as a restructuring charge in the first quarter of 2001.

RESULTS OF OPERATIONS

    The following table sets forth our sales and income (loss) from operations by segment (in millions):

                                                                                    INCOME (LOSS) FROM
                                                         SALES                          OPERATIONS
                                             ------------------------------   ------------------------------
                                                YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                             ------------------------------   ------------------------------
                                               2000       1999       1998       2000       1999       1998
                                             --------   --------   --------   --------   --------   --------
Domestic distribution......................  $2,164.0   $1,992.9   $1,864.7    $140.5     $123.5     $113.2
International distribution.................     451.0      478.8      421.1       9.7        7.8       (1.5)
Laboratory workstations....................     156.0      182.6      151.7       4.2       24.7       21.0
Technology.................................        --         --         --        --      (11.3)     (15.1)
                                             --------   --------   --------    ------     ------     ------
Segment sub-total..........................   2,771.0    2,654.3    2,437.5     154.4      144.7      117.6
Recapitalization-related costs.............        --         --         --        --         --      (71.0)
Restructuring and other (charges)
  credits..................................        --         --         --       2.0        1.5      (23.6)
Eliminations...............................    (148.7)    (139.8)    (143.1)     (0.1)       0.6       (0.2)
                                             --------   --------   --------    ------     ------     ------
Total......................................  $2,622.3   $2,514.5   $2,294.4    $156.3     $146.8     $ 22.8
                                             ========   ========   ========    ======     ======     ======

2000 AS COMPARED WITH 1999

    SALES. Sales for the year ended December 31, 2000 increased 4.3% to $2,622.3 million from $2,514.5 million in 1999. Excluding the impact of foreign exchange, sales increased 5.9% for the year ended December 31, 2000. Sales growth in the domestic distribution segment was primarily due to internal sales growth. Sales decline in the international distribution segment was due entirely to weaker foreign currencies, primarily the euro, in 2000 compared to 1999. Excluding the $35.1 million negative impact of changes in foreign exchange rates, international distribution sales grew by 1.5% for the year ended December 31, 2000. Sales decline in the laboratory workstations segment was due primarily to a slowdown in the industrial research laboratory construction market.

    GROSS PROFIT. Gross profit for the year ended December 31, 2000 increased 3.1% to $648.3 million from $629.1 million in 1999. This increase resulted primarily from higher volume, which was partially offset by a decrease in gross profit margins. Gross profit as a percentage of sales decreased to 24.7% for the year ended December 31, 2000 from 25.0% in 1999. The reduction in gross profit as a percentage of sales was primarily due to a decline in sales in the laboratory workstations segment, coupled with a change in product mix. Gross profit in 1999 was negatively affected by a $5.3 million inventory write-off as a result of a change in our product portfolio.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 2000 increased 4.6% to $494.0 million from $472.5 million in 1999. The increase in selling, general and administrative expense in 2000 was primarily due to increased sales volume. Selling, general and administrative expense for the year ended December 31, 2000 includes $10.4 million of nonrecurring costs consisting of $5.5 million of costs incurred by the domestic distribution segment for business combinations that were not consummated, $3.7 million of noncash compensation expense relating to a one-time change in the terms of certain stock options, and $1.2 million of expenses related to targeted workforce reductions. For the year ended December 31, 1999, selling, general and administrative expense included $2.2 million of nonrecurring costs associated with our long-term restructuring plans. Excluding these nonrecurring costs, selling, general and administrative expense as a percentage of sales decreased to 18.4% for the year ended December 31, 2000 compared with 18.7% in 1999.

    RESTRUCTURING AND OTHER CHARGES. In the third quarter of 2000, we recorded a restructuring credit of $2.0 million, which consisted of a $0.7 million reversal of the restructuring charge recorded in 1999 due to revised estimates of severance and related obligations and a $1.3 million reversal of restructuring charges recorded in years prior to 1999 due to revised estimates. In the fourth quarter of 1999, we recorded a $1.5 million net restructuring credit, which consisted of a $2.1 million restructuring charge related to our long-term restructuring plan and a $3.6 million reversal of prior period restructuring charges due to revised estimates. The 1999 restructuring charge reflected consolidation and downsizing of our German operations, which are included in our international distribution segment. This charge resulted from a plan that was adopted in December 1999. The charge related to severance and related costs for the termination of approximately 22 warehouse, customer service and sales employees. This plan was substantially complete at December 31, 2000 and the remaining accrual of $0.4 million is expected to be fully expended during 2001. The $3.6 million reversal of prior period restructuring charges consists of a $3.0 million reduction of severance due to organizational changes and voluntary separations that occurred during 1999 which were not anticipated in prior periods and a $0.6 million reduction due to revised estimates for the closing of logistics centers in the United States.

    INCOME FROM OPERATIONS. Income from operations for the year ended December 31, 2000 increased to $156.3 million from $146.8 million in 1999, primarily for the reasons discussed above. Excluding restructuring and other nonrecurring costs of $8.4 million in 2000 and $11.2 million in 1999, income from operations increased to $164.7 million in 2000 from $158.0 million in 1999.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 2000 decreased to $99.1 million from $104.2 million in 1999. The decrease was primarily the result of a reduction in the amount of receivables sold under our receivables securitization facility during 2000 and favorable rate fluctuations on our interest rate swap agreements.

    OTHER (INCOME) EXPENSE, NET. Other (income) expense, net for the year ended December 31, 2000 decreased to $19.4 million of expense from $15.2 million of income in 1999. We recorded a charge of $23.6 million in the fourth quarter of 2000 related to the write-down to fair market value of investments in certain Internet-related ventures. The majority of this charge related to our investment in ProcureNet, which we spun off in April 1999. The charge was triggered primarily by market conditions that adversely impacted ProcureNet's cash flows. The 1999 period includes a gain on the sale of the UniKix Technology software business, gains from the sale of property, plant and equipment and a gain from the undesignated portion of our interest rate swap.

    INCOME TAX PROVISION. The income tax provision for the year ended December 31, 2000 decreased to $15.1 million from $34.4 million in 1999. The effective tax rate was 40.0% for 2000 compared with 59.5% for 1999. The decrease in the effective tax rate in 2000 is primarily due to the implementation of domestic and international tax planning initiatives and a reduction in foreign losses for which no tax benefits are recorded.

    NET INCOME. Net income for the year ended December 31, 2000 decreased to $22.7 million from $23.4 million in 1999 for the reasons discussed above.

1999 AS COMPARED WITH 1998

    SALES. Sales for the year ended December 31, 1999 increased 9.6% to $2,514.5 million from $2,294.4 million in 1998. Sales growth in the domestic distribution and laboratory workstations segments in 1999 was primarily due to internal sales growth as well as the inclusion of sales of companies acquired in the second half of 1998 and the first quarter of 1999. Sales growth in the international distribution segment was predominantly due to the inclusion of sales of acquired companies.

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
    GROSS PROFIT. Gross profit for the year ended December 31, 1999 increased 9.7% to $629.1 million from $573.4 million in 1998, primarily as a result of increased sales volume. Gross profit as a percentage of sales was 25.0% in 1999 and 1998. Gross profit in 1999 was negatively affected by a $5.3 million inventory write-off as a result of a change in our product portfolio. Gross profit in 1998 was negatively affected by $2.7 million of charges for adjustments of certain domestic and international inventory reserves related to the 1998 restructuring charge discussed below. Gross profit, excluding these charges, increased to 25.2% of sales in 1999 from 25.1% in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1999 increased 7.2% to $472.5 million from $440.9 million in 1998. The increase in selling, general and administrative expense in 1999 was primarily due to the selling, general and administrative expense of companies acquired during the second half of 1998 and the first quarter of 1999 and increased sales volume. Selling, general and administrative expense in both periods includes nonrecurring costs associated with the temporary duplication of operations, relocation of inventories and employees, hiring and training new employees, and other nonrecurring costs associated with our long-term restructuring plans and management retention payments related to our recapitalization. For 1999, $2.2 million of these costs were included in selling, general and administrative expense compared with $7.6 million in 1998. Excluding these nonrecurring costs, selling, general and administrative expense as a percentage of sales was 18.7% in 1999 and 18.9% in 1998.

    RECAPITALIZATION-RELATED COSTS. During the first quarter of 1998, we recorded $71.0 million of expenses consisting primarily of noncash compensation expense relating to the conversion of employee stock options, the implementation of certain executive severance agreements and the grant of options to certain executives in accordance with the terms of our recapitalization.

    RESTRUCTURING AND OTHER CHARGES. In the fourth quarter of 1998, we recorded $23.6 million of restructuring and other charges, which included $26.5 million of charges related to our long-term restructuring plan and $2.9 million of reversals for adjustments to prior period restructuring charges due to revised estimates. In 1998, restructuring and other charges included international asset impairment charges attributable to the economic slowdown in the Far East, write-offs of information systems due to a change in management's global information system strategy, and employee separation and other exit costs due to a restructuring of our management team in the United States and Europe and selected components of our sales force. These charges consisted of $13.6 million related to noncash asset impairments, $12.0 million of accruals for employee separation arrangements and $0.9 million of exit costs. The 1998 restructuring plan was substantially completed during 1999. The remaining accruals of $1.1 million for long-term severance arrangements are expected to be expended during 2001.

    LOSS FROM OPERATIONS TO BE DISPOSED OF. In December 1998 our Board of Directors approved a plan to dispose of our technology business segment. The disposition was completed through the spinoff of ProcureNet in April 1999 and the sale of the UniKix Technology software business in July 1999. The results of operations of this segment are reported separately in our statement of operations. Loss from operations to be disposed of decreased to $11.3 million for the year ended December 31, 1999 from $15.1 million in 1998. The decrease was primarily due to a decrease in the operating losses of ProcureNet and the UniKix Technology software business during 1999 due to their dispositions. The 1999 period includes a $5.2 million write-off of in-process research and development costs associated with an acquisition made during the first quarter of 1999, while the 1998 period includes $3.5 million of restructuring and other nonrecurring costs.

    INCOME FROM OPERATIONS. Income from operations for the year ended December 31, 1999 increased to $146.8 million from $22.8 million in 1998, primarily for the reasons discussed above. Excluding recapitalization-related, restructuring and other charges and nonrecurring costs of $11.2

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
million in 1999 and $108.4 million in 1998, income from operations for 1999 increased to $158.0 million from $131.2 million in 1998.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1999 increased to $104.2 million from $90.3 million in 1998. The increase was primarily the result of a full year of interest expense in 1999 resulting from the January 1998 recapitalization and additional indebtedness resulting from our issuance of $200.0 million principal amount of 9% Senior Subordinated Notes in November 1998, both partially offset by one-time charges of $6.5 million in the first quarter of 1998 related to the consummation of the recapitalization.

    OTHER (INCOME) EXPENSE, NET. Other (income) expense, net for the year ended December 31, 1999 increased to $15.2 million of income from $7.2 million of income in 1998. The increase in income in 1999 was primarily due to a gain on the sale of the UniKix Technology software business, gains from the sale of property, plant and equipment associated with our consolidation plans and a gain from the undesignated portion of our interest rate swap.

    INCOME TAX PROVISION (BENEFIT). The income tax provision (benefit) was $34.4 million for the year ended December 31, 1999 compared with $(10.8) million in 1998. The effective tax rate was 59.5% for 1999. Excluding the $71.0 million of recapitalization related costs, of which a portion was nondeductible, the effective tax rate for 1998 was 152.7%. The decrease in the effective tax rate was due to reductions in foreign losses for which no tax benefits are recognized and the restructuring of foreign operations to permit the recognition of tax benefits on losses.

    NET INCOME (LOSS). Net income for the year ended December 31, 1999 increased to $23.4 million from a loss of $49.5 million in 1998 for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    For the year ended December 31, 2000, our operations generated $107.2 million of cash compared with $124.7 million for 1999. The decrease in cash generated from operations in 2000 is primarily due to increased investments in working capital, partially offset by an increase in cash generated from net income, adjusted for noncash items. We do not expect our working capital requirements for our continuing operations to significantly increase in 2001.

    During the year ended December 31, 2000, we used $57.1 million of cash for investing activities, compared with $62.5 million in 1999. We used $23.1 million for acquisitions in 2000, primarily for a manufacturing facility. During 1999, we completed two acquisitions and acquired the remaining shares of Bioblock Scientific S.A. for an aggregate net purchase price of $34.4 million. Capital expenditures decreased to $29.4 million in 2000 compared to $41.1 million in 1999. The decrease in 2000 was due to lower spending on information systems due to reduced spending for the Year 2000 issue and lower spending on facilities. We anticipate 2001 capital expenditures to exceed the 1999 level due primarily to increased facility spending and capital expenditures related to our February 2001 acquisition of Covance's pharmaceutical packaging services business. Proceeds from the sale of property, plant and equipment decreased to $1.7 million in 2000 from $16.0 million in 1999. In 1999, we received proceeds from the sale of the UniKix Technology software business and from fixed asset sales resulting from our long-term warehouse consolidation strategy. Our investing activities in 2000 and 1999 were funded with cash on hand and cash generated from operating activities.

    We financed the $137.5 million purchase price for the acquisition of Covance's pharmaceutical packaging services business in February 2001 through the sale of receivables under our receivables securitization facility. We intend to continue to pursue acquisitions of complementary businesses that will enhance our growth and profitability. The net proceeds from this offering will enable us to reduce the amount of receivables that we would otherwise sell in the future under our

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
receivables securitization facility. See "Use of Proceeds". We currently have no commitment, understanding or arrangement relating to any additional material acquisitions.

    In August 2000, we became a founding member of the New Health Exchange, an internet health exchange founded by AmeriSource Health Corporation, Cardinal Health, Inc., McKesson HBOC, Inc., and ourselves. Pursuant to the Limited Liability Company Agreement, we have committed to invest approximately
$6.5 million in this entity in exchange for an approximate 13% ownership interest. Through December 31, 2000, we have funded $2.2 million of our commitment and anticipate fulfilling the remaining commitment during 2001.

    Cash used in financing activities decreased to $32.8 million in 2000 compared with $74.1 million in 1999. Financing activities primarily related to reductions in the amount of receivables sold under our receivables securitization facility of $21.7 million in 2000 and $83.5 million in 1999.

    You should refer to Note 12 to the notes to our financial statements appearing elsewhere in this prospectus for a description of our debt agreements. At December 31, 2000, we had $124.6 million of available borrowing capacity under our revolving credit facility, net of $50.4 million for letters of credit outstanding. At December 31, 2000, the unused portion of our receivables securitization facility was $170.0 million. As discussed above, we used
$137.5 million of this amount to finance the acquisition of our pharmaceutical packaging services business in February 2001.

    We expect that cash flows from operations, together with cash on hand and funds available under our existing credit facilities, will be sufficient to meet our ongoing operating, capital expenditure and debt service requirements for at least the next twelve months.

EUROPEAN ECONOMIC AND MONETARY UNION

    We conduct business in many of the 12 countries that have agreed to join the European Economic and Monetary Union and, among other things, adopt a single currency called the euro. On January 1, 1999, a three-year transition period for the euro began and the conversion rates between the euro and the national currencies were fixed. Business enterprises have the option of switching to the single currency at any time prior to January 1, 2002. In connection with the upgrade of our management information systems, we incorporated the necessary changes to allow us to conduct business in euros and the national currencies during the transition period and entirely in euros thereafter. We are not able to estimate or segregate the costs relating to the conversion to the euro, but management does not believe that such costs were material. We do not anticipate that the conversion to the euro will have a material impact on our future results of operations.

ACCOUNTING PRONOUNCEMENTS

    We adopted the Financial Accounting Standards Board's Emerging Issues Task Force Consensus 00-10 "Accounting for Shipping and Handling Fees and Costs," in the fourth quarter of 2000. Application of this consensus resulted in the reclassification of prior period financial results to reflect shipping and handling fees as revenue and shipping and handling costs as cost of sales. These amounts were previously recorded in selling, general and administrative expense. The reclassifications had no effect on operating or net income.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Our adoption of SAB 101 in the fourth quarter of fiscal 2000 did not have a material effect on our financial position or results of operations.

    In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities," subsequently amended by SFAS No. 137 and SFAS No. 138, which will be effective for us beginning January 1, 2001. SFAS 133 requires us to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS 133, as amended by SFAS 138, as of January 1, 2001 resulted in a transition adjustment of approximately $1.0 million as a reduction in other comprehensive income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We operate manufacturing and logistics facilities as well as offices around the world and utilize fixed and floating rate debt to finance our global operations. As a result, we are subject to business risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign currency exchange rates. We believe the political and economic risks related to our foreign operations are mitigated due to the stability of the countries in which our largest foreign operations are located.

    In the normal course of business, we use derivative financial instruments, including interest rate swaps and foreign currency forward exchange contracts to manage our market risks. Additional information regarding our financial instruments is contained in notes 6 and 12 to our financial statements appearing elsewhere in this prospectus. Our objective in managing our exposure to changes in interest rates is to limit the impact of these changes on earnings and cash flow and to lower our overall borrowing costs. Our objective in managing our exposure to changes in foreign currency exchange rates is to reduce volatility on earnings and cash flow associated with these changes. Our principal currency exposures are in the major European currencies and in the Canadian dollar. We do not hold derivatives for trading purposes.

    We measure our market risk related to our holdings of financial instruments based on changes in interest rates and foreign currency rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10% change in interest and currency exchange rates. We used year-end market rates on our financial instruments to perform the sensitivity analysis. We do not include items such as lease contracts, insurance contracts, and obligations for pension and other post-retirement benefits in the analysis.

    Our primary interest rate exposures relate to our cash, fixed and variable rate debt and interest rate swaps. The potential loss in fair values is based on an immediate change in the net present values of our interest rate sensitive exposures resulting from a 10% change in interest rates. The potential loss in cash flows and earnings is based on the change in the net interest income/ expense over a one-year period due to an immediate 10% change in rates. A hypothetical 10% change in interest rates would not have had a material impact on our fair values, cash flows or earnings for either 2000 or 1999.

    Our primary currency rate exposures are to our intercompany debt, cash and foreign currency forward contracts. The potential loss in fair values is based on an immediate change in the U.S. dollar equivalent balances of our currency exposures due to a 10% shift in exchange rates. The potential loss in cash flows and earnings is based on the change in cash flow and earnings over a one-year period resulting from an immediate 10% change in currency exchange rates. A hypothetical 10% change in the currency exchange rates would not have had a material impact on our fair values, cash flows or earnings for either 2000 or 1999.

                                    BUSINESS

OVERVIEW

    We are a world leader in serving science. We offer more than 600,000 products and services that enable scientific discovery and clinical laboratory testing services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, integrated global logistics network and electronic commerce capabilities, we serve as a "one-stop source" of products, services and global solutions for many of our customers. Our primary target markets are life science, clinical laboratory and industrial safety supply. We generate approximately 80% of our revenues from the sale of consumable products. We believe that this revenue base provides us with a broad and stable platform for future growth.

    We believe that our broad range of products and services and integrated global logistics network position us to take advantage of recent industry trends. In particular, recent developments in genomics, proteomics and various other discovery technologies have resulted in an increase in the pace of drug discovery and development. These advances have, in turn, led to significant capital inflows to pharmaceutical and biotechnology organizations, which we expect to spur significant growth in life science spending and eventually lead to increased demand for our products and services.

COMPANY HISTORY

    We were founded in 1902 and trace our roots back to 1851. Through organic growth and acquisitions we have established ourselves as a world leader in serving science. In January 1998, our management and an investment group including partnerships affiliated with Thomas H. Lee Partners purchased 87% of our common stock.

THE INDUSTRY

    LIFE SCIENCE RESEARCH. The life science research supply market consists primarily of the manufacture, sourcing and distribution of a wide range of scientific instruments, equipment, chemicals and other supplies, to a wide range of pharmaceutical, biotechnology and educational customers. We estimate that sales to the United States scientific research market totaled approximately $7.0 billion in 1999 and that those sales are growing at an average annual rate of 6% to 7%. We believe that the following recent developments suggest continued growth in overall research investment by pharmaceutical, biotechnology and medical technology companies:

    - ADVANCES IN THE FIELD OF GENOMICS. The mapping of the human genome by the Human Genome Project and its private counterparts coupled with rapid developments in the field of proteomics to elucidate the function of proteins and their role in diseases is generating significant life science laboratory activity directed at discovering new drugs and biological targets.

    - SIGNIFICANT CAPITAL INVESTMENTS IN BIOTECHNOLOGY. Biotechnology companies raised approximately $20.0 billion from equity offerings in the public markets in 2000 compared with approximately $6.0 billion in 1999.

    - INCREASING NUMBER OF DRUGS IN DEVELOPMENT WORLDWIDE. The number of drugs in the worldwide development pipeline increased by 35.4% from approximately 5,500 in 1995 to approximately 7,500 in 1999.

    CLINICAL LABORATORY. The clinical laboratory supply market consists primarily of the manufacture, sourcing and distribution of a broad range of scientific instruments, equipment, chemicals, clinical consumable diagnostic stains and reagents and other supplies to group purchasing organizations, integrated delivery networks, independent clinical laboratories, hospital and physician office laboratories, and other healthcare providers. The clinical laboratory industry has experienced significant growth in recent years as a result of increasing point of care testing and an ever-increasing array of advanced diagnostic tests and procedures. We estimate that the participants in the U.S. clinical laboratory testing market sold products and services totaling $35.0 billion in 1999, up from approximately $27.0 billion in 1993. We estimate that the clinical testing supply market, the market we serve, totals approximately $7.5 billion per year and will continue to grow over the next several years due to such factors as the general aging of the United States population, the development of more advanced tests for the early detection of disease and increased occupational drug testing.

    INDUSTRIAL SAFETY SUPPLY. The industrial safety supply market consists of the manufacture, sourcing and distribution of occupational health and safety products. These products include respiratory protection systems, environmental monitoring and sampling equipment, personal protection equipment and other safety and clean-room supplies. Typical users of these products include industrial companies, electronic manufacturers and pharmaceutical and biotechnology companies. The industrial safety supply market is a highly fragmented market that we estimate to be approximately $8.5 billion per year.

CUSTOMERS

    We serve more than 350,000 customers in approximately 145 countries. Our customers range from nationally and internationally recognized scientific research, medical and educational institutions, pharmaceutical, biotechnology and medical technology companies, hospital purchasing organizations and government agencies to start-up companies. No single customer represented more than 5% of our total sales during 2000.

    We market our products and services to the following three principal customer groups:

    - laboratories engaged in scientific research and testing, including laboratories funded by biotechnology, medical technology and pharmaceutical companies, research institutions, medical schools and universities;

    - healthcare providers that perform diagnostic tests on patients, such as independent clinical laboratories, hospitals and physician office laboratories; and

    - users of occupational health and safety products in manufacturing and other activities.

OUR STRATEGY

    Our objective is to enhance our position as a world leader in serving science. The key elements of our strategy are:

    LEVERAGE OUR COMPETITIVE STRENGTHS.  Our key competitive strengths include:

    - LEADING GLOBAL BRAND NAME. The Fisher brand name has been widely recognized in the scientific community since 1902. In particular, we distribute more than one million product catalogs biennially, including the Fisher Catalog, a standard reference tool for scientists worldwide.

    - BROAD PRODUCT AND SERVICE OFFERING. Through our catalogs and website, we offer more than 600,000 products. We also offer a range of services, such as third-party procurement, bench-top delivery, laboratory instrument calibration and repair and contract manufacturing. Our broad offering of products and services enables us to effectively serve a diverse range of customers. In addition, our broad offering makes us the "one-stop source" for the research, clinical and safety supply needs of many of our customers.

    - PREMIER AND DIVERSIFIED CUSTOMER BASE. Our customers include some of the largest and fastest-growing companies in the life science, healthcare, education and industrial markets. These customers provide us with a stable source of business, enabling us to remain a market leader.

    - WORLDWIDE NETWORK OF SALES AND CUSTOMER SERVICE PROFESSIONALS. We have a worldwide sales and customer service network of more than 2,600 employees who respond to our customers' questions regarding our products and their applications. Many of our sales force members have scientific or medical backgrounds, which allow them to provide in depth and superior service to the end users of our products.

    - GLOBAL LOGISTICS AND SOURCING CAPABILITIES. We have assembled an integrated global distribution logistics network which, combined with our order entry and inventory management systems, enables us to deliver products and services on a rapid basis worldwide. We make approximately 25,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of the customer placing the order.

    CONTINUE TO PURSUE STRATEGIC ACQUISITIONS. Since 1991, we have acquired and successfully integrated 27 businesses. Through these acquisitions, we have expanded the markets that we serve and extended the breadth of our product and service offerings. We intend to leverage our experience in identifying and executing acquisitions by seeking to acquire additional businesses that, in conjunction with our existing capabilities, will enable us to:

    - FURTHER PENETRATE EXISTING MARKETS. We are continuing to pursue domestic and international acquisition opportunities in our life science research, clinical laboratory, educational and industrial safety distribution markets.

    - EXPAND PRODUCT AND SERVICE OFFERINGS. We seek acquisition candidates that enable us to expand our product and service offerings to continually respond to the needs of our customers. For example, we are pursuing acquisitions that will enable us to expand our existing portfolio of self-manufactured products.

    - INCREASE VALUE-ADDED SERVICES. Many of our customers are increasingly outsourcing a variety of operations, including manufacturing and packaging. We believe that we can capitalize on this trend by acquiring businesses that allow us to provide value-added services to our customers. For example, our recent acquisition of the pharmaceutical packaging services business of Covance allows us to provide clinical trial packaging and distribution services to our pharmaceutical and biotechnology customers.

    LEVERAGE AND MAINTAIN TECHNOLOGY LEADERSHIP. We believe that the technology systems that enhance our distribution, logistics and customer service capabilities are among our key competitive strengths. We were among the first in our industry to employ electronic-commerce technology and we constantly seek to enhance our leadership position in electronic commerce. Our website, www.fishersci.com, has more than 120,000 registered users. We believe that it is the world's largest and most comprehensive virtual marketplace for the sale of products and supplies for the scientific community. This website provides an interface between our customers' enterprise resource planning, procurement and accounting systems and our order entry, customer service and logistics networks. This allows us to streamline the procurement process and reduce supply chain costs for us and our customers. Sales through our various electronic-commerce channels increased to $367.0 million in 2000 from $194.0 million in 1998, representing 14.0% of sales in 2000, compared to 8.5% in 1998. In 2000, we launched Alchematrix, our business-to-business electronic-commerce subsidiary. Through Alchematrix, we intend to further promote and expand our e-business initiatives.

    CAPITALIZE ON GROWTH OPPORTUNITIES IN THE LIFE SCIENCE AND OTHER
MARKETS. We plan to use our existing sourcing, manufacturing and logistics capabilities to further expand our product portfolio and offering of value-added services to strengthen our position in existing markets and enter new markets. In particular, the life science market has historically been one of our most important sources of business. We serve this market through our direct sales force and a dedicated team of specialists whom we have trained to meet the needs of our life science customers. In recent years, the life science market has experienced significant growth, which we are seeking to capitalize on by:

    - sourcing and developing new products;

    - augmenting our team of life science specialists; and

    - continually developing and introducing new programs to better serve our existing customers and attract new customers in these markets.

PRODUCTS AND SERVICES

    We currently offer more than 600,000 products, including self-manufactured products and products that we source from third party manufacturers. We constantly seek to expand and refine our product offerings to provide our customers with a complete array of products including:

    - Life science research products, such as scientific instruments, equipment, chemicals, clinical consumables and diagnostic reagents.

    - Clinical laboratory products, such as scientific instruments, equipment, chemicals, clinical consumables, diagnostic stains and reagents and other supplies.

    - Industrial safety supply products, such as personal protection equipment, respiratory protection systems, environmental monitoring and sampling equipment and other safety and clean room supplies.

    PROPRIETARY PRODUCTS. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. We estimate that proprietary products accounted for approximately 40% of our total sales in 2000. We sell these products primarily through our domestic and international distribution network.

    LABORATORY WORKSTATIONS. We manufacture and distribute laboratory workstations and fume hoods to companies engaged in scientific research. We also sell enclosures for technology and communication equipment. We sell our laboratory workstations primarily through a network of exclusive dealers. Our laboratory workstation product offering complements our broad consumable portfolio and enhances our position as a "one-stop source" for the laboratory needs of our customers.

    SERVICES. We offer our customers general laboratory instrument repair and safety equipment services. We service all of our self-manufactured equipment and instrumentation and provide repair and warranty services for many other manufacturers. In addition, our broad portfolio of services includes instrument calibration, instrument certification and integrated services designed to provide comprehensive instrument coverage, documentation and facility service management.

    PHARMACEUTICAL OUTSOURCING SERVICES. We provide contract manufacturing services worldwide to our pharmaceutical and biotechnology customers. These services include the manufacture of chemicals and diagnostics according to our customers' specifications. In addition, we have expanded our service offerings to leverage our presence and brand recognition in the pharmaceutical and biotechnology industries through our recent acquisition of the clinical packaging services business of Covance, which we renamed Fisher Clinical Services Inc., and a diagnostic manufacturing facility from Bayer Corporation. Fisher Clinical Services provides specialized packaging, distribution and related services for biotechnology and pharmaceutical companies engaged in the clinical trials phase of drug development.

SALES AND MARKETING

    SALES AND CUSTOMER SERVICE PROFESSIONALS. We provide customer support through a worldwide network of more than 2,600 sales and customer service employees. Our direct sales force consists of account representatives and product/systems sales specialists who are located worldwide. These customer service representatives, supported by a scientific and technical staff, respond to end-user product or application questions and assist our customers with efficient order acquisition. Most of the members of our direct sales force have scientific or medical backgrounds, which enable them to provide technical assistance to the end users of our products. Because of the complexity of many of the products that we offer, we believe that this technical expertise is highly valued by our customers. These representatives provide the basis for our market-driven new product and service development program. They do this by identifying customer needs and based upon this information, we use our extensive technical expertise to develop new products or services.

    FISHER CATALOG. We have been publishing the Fisher Catalog for more than 95 years. The Fisher Catalog is a standard product reference for the scientific community worldwide. In addition, we publish the Fisher HealthCare Catalog, the Acros Organics Catalog of Fine Chemicals, the Fisher Chemical Catalog, the Fisher Science Education Catalog and the Fisher Scientific Safety Catalog. We also publish catalogs in eight different languages to support our growing worldwide presence. We continuously add new products to the electronic version of our catalogs, making our suite of catalogs one of the most complete and up-to-date sources of laboratory and safety products available. We produce more than one million printed copies of our various catalogs biennially, with supplements tailored to specific market segments such as biotechnology, research chemicals, educational materials and occupational health and safety.

    ELECTRONIC-COMMERCE. We introduced our first proprietary electronic ordering system in 1967. We have developed electronic-commerce capabilities that target the scientific research, healthcare and safety marketplaces. We believe that through Fishersci.com and our electronic-commerce subsidiary, Alchematrix, we are the leading electronic-commerce solution serving the life science, clinical laboratory and industrial safety markets. We offer a robust web-enabled, on-line procurement system for both end users and purchasing professionals designed to streamline their purchasing time and reduce costs.

DISTRIBUTION NETWORK

    Our domestic logistics network consists of 27 locations, including a national distribution center in Somerville, New Jersey, regional centers in Massachusetts, California, Illinois and Georgia and 22 local distribution facilities throughout the United States.

    Outside of the United States, we have 17 logistics facilities in 12 countries, including facilities in Canada, Europe, the Far East and Latin America. We augment our international logistics network with sales offices in 20 countries and independent dealers in over 100 countries worldwide. We make approximately 25,000 shipments per day. In the United States, we ship approximately 95% of all orders within 24 hours of the customer placing the order.

MANUFACTURING

    Our principal manufacturing facilities are located in:

    - Fair Lawn and Somerville, New Jersey;

    - Geel, Belgium;

    - Two Rivers, Wisconsin;

    - Rochester and Conklin, New York;

    - Allentown, Indiana and Pittsburgh, Pennsylvania;

    - Mountain Home, Arkansas;

    - Loughborough and Horsham, United Kingdom;

    - Middletown, Virginia; and

    - Basel, Switzerland.

    We have clean-room manufacturing facilities that meet customer and Food and Drug Administration requirements. All chemicals manufactured in our FDA licensed, ISO 9002-certified and cGMP facilities undergo rigorous quality assurance and testing procedures throughout the entire production process. Our constant testing through production ensures that our chemicals have the lot-to-lot consistency our customers need for uniform analysis. We have invested in a complete range of instrumentation and scientific staff for quality testing and analysis.

SUPPLIERS

    We distribute laboratory instruments, supplies and equipment obtained from approximately 6,000 vendors. Our largest supplier represented approximately 10% of 2000 sales. Our manufacturing operations are not dependent on any particular supplier or group of affiliated suppliers of raw materials, and we have not experienced difficulties in obtaining raw materials in the past.

COMPETITION

    We operate in a highly competitive market. We compete primarily with a wide range of suppliers and manufacturers that sell their own products directly to end-users. We also compete with other distributors. The principal means of competition in the markets we serve are systems capabilities, breadth, price and service. We believe we compete favorably as to all of these factors.

TRADEMARKS AND PATENTS

    We own or license several patents and patent applications, but we do not consider any single patent to be material. We have more than 200 registered and unregistered service marks and trademarks for our products and services. Some of our more significant marks include Fisher Rims, Accumet, Acros, Biochemical Sciences, Chemalert, Chemguard, Enviroware, Fisher, Fisherbiotech, Fisherbrand, Fisher Diagnostics, Fisher HealthCare, Fisher Safety, Fisher Scientific, Gastrak, Hamilton, Histoprep, Isotemp, Marathon, Microprobe, Optima, Pacific Hemostasis, and Valutrak. Registered trademarks generally can have perpetual life, provided they are renewed on a timely basis and continue to be used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks.

EMPLOYEES

    As of December 31, 2000, we had approximately 7,400 full-time employees. We consider relations with our employees to be good. We are a party to several collective bargaining agreements, which do not cover a significant number of employees.

ENVIRONMENTAL MATTERS

    A number of our domestic and international operations involve the handling, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in our particular operations and products, as it is with other companies engaged in similar businesses. Our expenses for environmental matters relate to the costs of managing company-wide environmental protection compliance programs, complying with environmental regulations and permitting requirements and installing, operating and maintaining groundwater treatment systems and other remedial activities related to environmental contamination. These expenses were approximately $1.2 million in 2000 and $1.0 million in 1999. We estimate that our expenses for environmental matters will continue to be approximately $1.0 million per year.

    Our Fair Lawn and Somerville, New Jersey facilities are the subject of administrative consent orders issued by the New Jersey Department of Environmental Protection. These orders require us to maintain groundwater remediation activities at these sites. In addition, as the owner of the Fair Lawn facility, we are listed as a potentially responsible party for remediation of contamination located within an area called the Fairlawn Wellfields Superfund Site. This site was listed in 1983 on the National Priority List under the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980. This statute, referred to as "CERCLA", is also known as the "Superfund Act". We have also been notified that we are among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating or remediating contamination at various other superfund sites. Our other liabilities for environmental matters relate to domestic and international remedial measures and environmental regulatory compliance requirements such as the Clean Air Act, the Clean Water Act and other applicable governmental requirements.

    We cannot predict our potential costs related to environmental matters and the possible impact on our future operations given the uncertainties regarding the extent of any required cleanups, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of our responsibility. However, these costs could be material. We record accruals for environmental liabilities, based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. We calculate estimates based upon reports prepared by environmental specialists and our management's knowledge and experience with these environmental matters. We include in these estimates potential costs for investigation, remediation, operation and maintenance of cleanup systems and related capital expenditures. Our accrued liabilities for environmental matters were $31.0 million and $32.5 million at December 31, 2000 and 1999, respectively.

    Although these amounts do not include third-party recoveries, we may be entitled to indemnification from third parties for liabilities relating to certain sites. We believe that this accrual is adequate for the environmental liabilities that we expect to incur. As a result, we believe that our ultimate liability with respect to environmental matters will not have a material adverse effect on our financial position or results of operations. However, we may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of our operations, which could have a material adverse effect on our financial position or results of operations.

LEGAL PROCEEDINGS

    We are a party to various lawsuits and other legal proceedings, including some class action and consolidated multi-party product liability actions for products we allegedly distributed. We believe that the ultimate liability with respect to these matters, if any, will not have a material adverse effect on our results of operations and financial position.

                                   MANAGEMENT

    Our executive officers and directors, and their ages and positions as of March 31, 2001 are:

EXECUTIVE OFFICERS AND DIRECTORS              AGE      POSITION
--------------------------------            --------   --------
Paul M. Montrone(3).......................  59         Chairman of the Board and Chief Executive
                                                       Officer
Paul M. Meister(3)........................  48         Vice Chairman of the Board and Executive
                                                       Vice President
David T. Della Penta......................  53         President and Chief Operating Officer
Kevin P. Clark............................  38         Vice President and Chief Financial Officer
Todd M. DuChene...........................  37         Vice President -- General Counsel and
                                                       Secretary
Mitchell J. Blutt, M.D....................  44         Director
Robert A. Day(1)(2).......................  57         Director
Michael D. Dingman(2).....................  69         Director
Anthony J. DiNovi(3)......................  38         Director
David V. Harkins(1).......................  60         Director
Scott M. Sperling(2)(3)...................  43         Director
Kent R. Weldon(1).........................  33         Director

---------

(1) Member of the Audit Committee.

(2) Member of Compensation Committee.

(3) Member of the Executive Committee.

    PAUL M. MONTRONE has been our Chairman of the Board since March 1998 and our Chief Executive Officer since prior to 1996. He served as our President from prior to 1996 to 1998. Mr. Montrone is also a director of the General Chemical Group Inc. (manufacturing) (Chairman), GenTek Inc. (Chairman) and Waste Management, Inc.

    PAUL M. MEISTER has been our Vice Chairman of the Board and Executive Vice President since March 2001. He served as our Vice Chairman of the Board, Executive Vice President and Chief Financial Officer from March 1998 to February 2001. He served as our Senior Vice President and Chief Financial Officer from prior to 1996 to March 1998. Mr. Meister is a member of the Board of Directors of General Chemical (Vice Chairman), GenTek Inc. (Vice Chairman), M&F Worldwide Corp. and Minerals Technologies Inc.

    DAVID T. DELLA PENTA has been our President and Chief Operating Officer since April 1998. From prior to 1996 until April 1998, Mr. Della Penta served as President of Nalge Nunc International, a subsidiary of Sybron International Corporation (now known as Apogent Technologies, Inc.) (medical laboratory device manufacturer).

    KEVIN P. CLARK has been our Vice President and Chief Financial Officer since March 2001. He served as our Vice President and Controller from May 1998 to February 2001. Mr. Clark served as our Vice President and Treasurer from September 1997 to May 1998, and as our Assistant Treasurer from prior to 1996 to 1997.

    TODD M. DUCHENE has been our Vice President, General Counsel and Secretary since November 1996. He served as Senior Vice President, Secretary and General Counsel of OfficeMax, Inc. (retailer) from prior to 1996 to November 1996.

    MITCHELL J. BLUTT, M.D., has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, Chase Capital Partners, since 1996. He is also an executive officer of JPMP Capital Corp., which is the general partner of the general partner of J.P. Morgan Partners (BHCA), L.P. (formerly Chase Equity Associates, L.P.). He has been an Adjunct Assistant Professor of Medicine at the New York Hospital/Cornell Medical Center since prior to 1996, and is a Board Certified Internist.

    ROBERT A. DAY has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1996 and Chairman and President of W.M. Keck Foundation (philanthropic organization) since 1996.
Mr. Day is also a director of Freeport-McMoran Inc.

    MICHAEL D. DINGMAN was our Chairman of the Board from prior to 1996 until 1998. He has been President of Shipston Group Ltd. (international investments) since prior to 1996. Mr. Dingman is also a director of Ford Motor Company and Teekay Shipping Ltd.

    ANTHONY J. DINOVI has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since prior to 1996 and currently serves as a Managing Director. Mr. DiNovi serves as a director of Eye Care Centers of America, Inc., Fairpoint Communications, Inc., USLEC Corp. and Vertis, Inc.

    DAVID V. HARKINS has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since prior to 1996 and currently serves as a Senior Managing Director and President of Thomas H. Lee Partners, L.P.
Mr. Harkins serves as a director of Conseco Inc., Cott Corporation, Metris Companies, Stanley Furniture Company, Inc., Syratech Corporation and Tucker Anthony Sutro.

    SCOTT M. SPERLING has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since prior to 1996 and currently serves as a Managing Director. Mr. Sperling serves as a director of CTC Communications, GenTek, Vertis, Inc. and Wyndham International.

    KENT R. WELDON has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since prior to 1996 and currently serves as a Managing Director. Mr. Weldon serves as a director of Fairpoint Communications, Inc. and Syratech Corporation.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of March 31, 2001 certain information concerning the beneficial ownership of our stock by:

    - each person known by us to be a beneficial owner of more than 5% of common stock;

    - our chief executive officer and each of our four other most highly compensated executive officers;

    - each of our directors;

    - all of our directors and executive officers as a group; and

    - each of the selling stockholders.

    Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, references to shares in the footnotes to the following table refer to shares of our voting common stock.

    The selling stockholders are members of our management who, in connection with our recapitalization, reinvested their then outstanding options through the conversion of such options into the right to receive shares of common stock. Such shares are held in a "rabbi trust". The shares offered by the selling stockholders represent a portion of the shares currently held in the rabbi trust. The proceeds that the selling stockholders receive from the offering are intended to cover a portion of the previously deferred tax liability generated by their investment in us at the time of the recapitalization and triggered by this offering. Upon completion of the offering, our executive officers will beneficially own approximately 10% of the common stock on a fully diluted basis.

    The percentages in the table below, for beneficial ownership prior to this offering, are calculated on the basis of 41,070,503 shares of common stock outstanding as of March 31, 2001.

                                                PRIOR TO OFFERING                         AFTER THE OFFERING
                                        ---------------------------------                ---------------------
                                                  COMMON STOCK                SHARES         COMMON STOCK
                                        ---------------------------------     BEING      ---------------------
NAME OF BENEFICIAL OWNER                  NUMBER                    %        OFFERED       NUMBER        %
------------------------                ----------               --------   ----------   ----------      -
Thomas H. Lee Equity Fund III,
  L.P. ...............................  21,749,345(1)(2)(3)(4)     51.0%            --   21,749,345
Credit Suisse First Boston............   6,572,298(2)(5)(6)        15.8             --    6,572,298
J.P. Morgan Partners (BHCA), L.P......   4,367,335(2)(7)           10.5             --    4,367,335
Paul M. Montrone......................   3,330,407(2)(8)            7.9
Paul M. Meister.......................   2,052,799(2)(9)            4.9
David T. Della Penta..................     394,387(2)(10)           1.0
David V. Harkins......................     108,210(2)(11)(12)         *             --      108,210
Kevin P. Clark........................     105,031(2)(13)             *
Todd M. DuChene.......................     100,539(2)(14)             *
Scott M. Sperling.....................      54,105(2)(15)(16)         *             --       54,105
Anthony J. DiNovi.....................      54,105(2)(17)(18)         *             --       54,105
Robert A. Day.........................      27,758(19)                *             --       27,758
Kent R. Weldon........................       8,115(2)(20)(21)         *             --        8,115
Mitchell J. Blutt, M.D.(7)............          --                   --             --           --
Michael D. Dingman(22)................          --                   --             --           --
All directors and executive officers
  as a group (12 individuals).........   6,235,456(2)(23)(24)      14.3

OTHER SELLING STOCKHOLDERS

------------------------

   * Less than 1%

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
 (1) The address of Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III") is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109. The information is based on a Schedule 13D dated April 13, 1999 filed with the SEC by the THL Entities (including Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III"), THL FSI Equity Investors L.P. ("THL-FSI"), THL Foreign Fund III ("Foreign Fund III"), THL-CCI Limited Partnership ("THL-CCI"), David V. Harkins, Anthony J. DiNovi, Scott M. Sperling and Kent R. Weldon (collectively, the "THL Directors"), certain persons affiliated with Thomas H. Lee Partners, L.P. or the THL Directors (collectively, the "Additional THL Persons")); Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of voting common stock and Series B non-voting stock held by others.

 (2) The shares are subject to the terms and restrictions of an Amended and Restated Investors' Agreement (the "Investors' Agreement") dated as of March 29, 1999 and amended on May 14, 2000 among us; the THL Entities; DLJ Merchant Banking Partners II, L.P. ("DLJ Partners II"); DLJ Merchant Banking Partners Il-A, L.P. ("DLJ Partners Il-A"), DLJ Offshore Partners II, C.V. ("DLJ offshore II"); DLJ Diversified Partners, L.P. ("DLJ Diversified"); DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"); DLJ Millennium Partners, L.P. ("DLJ Millennium"); DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); UK Investment Plan 1997 Partners ("UK Partners"); DLJ EAB Partners, L.P. ("DLJ EAB"); DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and DLJ Partners II, DLJ Partners Il-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB and DLJ ESC II are collectively referred to herein as the "DLJ Entities"); J.P Morgan Partners (BHCA), L.P., formerly Chase Equity Associates, L.P. ("CEA"); Merrill Lynch KECALP L.P. 1997 ("ML KECALP"); KECALP Inc. ("KECALP"); ML IBK Positions, Inc. ("ML IBK" and together with ML KECALP and KECALP, the "ML Entities"); and Paul M. Montrone, Paul M. Meister, Todd M. DuChene and certain other members of Fisher management (collectively, the "Management Investors"), whom collectively may constitute a "group" under the Securities Exchange Act of 1934, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of common stock held by others.

 (3) Includes 6,652,027 outstanding shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 3,342,094 outstanding shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL-FSI; 411,607 outstanding shares and 61,340 shares issuable upon the exercise of warrants to purchase shares owned by Foreign Fund III; 409,667 outstanding shares and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 55,203 outstanding shares and warrants to purchase 8,230 shares owned by Mr. Harkins and persons affiliated with Mr. Harkins (see footnote 12); 27,602 outstanding shares and warrants to purchase 4,115 shares issuable upon the exercise of warrants to purchase shares owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 15); 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi; 4,141 outstanding shares and warrants to purchase 615 shares owned by Mr. Weldon; and 165,817 outstanding shares and warrants to purchase 24,715 shares attributable to the Additional THL Persons.

 (4) Includes 5,395,598 shares of Series B non-voting stock owned by Equity Fund III; 2,710,841 shares of Series B non-voting stock owned by THL FSI; 333,862 shares of Series B non-voting stock owned by Foreign Fund III; 332,293 shares of Series B non-voting stock owned by THL-CCI; 44,777 shares of Series B non-voting stock owned by Mr. Harkins and persons affiliated with Mr. Harkins; 22,388 shares of Series B non-voting stock owned by Mr. Sperling and persons affiliated with Mr. Sperling; 22,388 shares of Series B non-voting stock owned by Mr. DiNovi; 3,359 shares of Series B non-voting stock owned by Mr. Weldon; and 134,494 shares of Series B non-voting stock owned by the Additional THL Persons. The Series B non-voting common stock will be converted into shares of voting common stock upon completion of this offering.

 (5) The address of Credit Suisse First Boston is Vetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland. The information is based on a
     Schedule 13D dated February 10, 1998 as amended by Amendment No. 1 thereto dated December 14, 2000 filed with the SEC by Credit Suisse First Boston, on behalf of Credit Suisse First Boston, the DLJ Entities and DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Credit Suisse First Boston (USA), Inc. (formerly known as Donaldson, Lufkin & Jenrette, Inc.), and Credit Suisse First Boston, Inc. Each of the aforementioned entities and the DLJ Entities expressly disclaims beneficial ownership of shares of common stock held by others.

 (6) Includes 3,812,895 outstanding shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II; 676,965 outstanding shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II; 719,015 outstanding shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II; 222,920 outstanding shares and 18,345 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Diversified; 187,500 outstanding shares and 15,430 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Offshore II; 151,854 outstanding shares and 12,495 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II-A; 100,880 outstanding shares and 8,300 shares issuable upon the exercise of warrants to purchase shares owned by U.K. Partners; 61,650 outstanding shares and 5,075 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Millennium; 82,785 outstanding shares and 6,810 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Diversified-A; 17,120 outstanding shares and 1,410 shares issuable upon the exercise of warrants to purchase shares owned by DLJ EAB; 12,025 outstanding shares and 990 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Millennium-A; and 7,335 outstanding shares and 605 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC; and 21,284 shares held by CSFB in proprietary trading and investment accounts. Each of the DLJ Entities is an affiliate of Credit Suisse First Boston Corporation, one of the underwriters of this offering.

 (7) The address of J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)") is 1221 Avenue of the Americas, New York, New York 10020-1080. JPMP (BHCA) is the owner of 4,035,290 outstanding shares of non-voting stock and warrants to purchase 332,045 shares of non-voting stock, which stock is convertible on a one-to-one basis into shares of voting common stock, as provided by our corporate charter. Mitchell J. Blutt, M.D. serves as a director of Fisher, and is a limited partner of JPMP Master Fund Manager ("MF Manager"), formerly Chase Capital Partners, the general partner of JPMP (BHCA). As a result of internal reorganizations in January 2001, MF Manager became a limited partnership and all but one of its general partners, including
     Dr. Blutt, became limited partners in the partnership. Dr. Blutt expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

 (8) Includes 1,348,626 shares issuable upon exercise of options within 60 days of March 31, 2001, 275,000 shares owned directly by Mr. Montrone, 362,500 shares which are held in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust"), 1,206,385 shares held in a rabbi trust established under agreement dated as of January 21, 1998 (the "Rabbi Trust I") and 137,896 shares held in a rabbi trust established under agreement dated as of March 30, 2001 (the "Rabbi Trust II"). The address for Mr. Montrone is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (9) Includes 812,302 shares issuable upon exercise of options within 60 days of March 31, 2001, 175,000 shares owned directly by Mr. Meister, 271,500 shares which are held in the Savings Trust, 736,540 shares which are held in the Rabbi Trust I and 57,457 shares held in the Rabbi Trust II. The address for Mr. Meister is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (10) Includes 195,000 shares issuable upon exercise of options within 60 days of March 31, 2001, 50,000 shares owned directly by Mr. Della Penta and 149,387 shares held in the Rabbi Trust II. The address for Mr. Della Penta is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (11) Includes 49,682 outstanding shares and 7,405 shares issuable upon the exercise of warrants to purchase shares owned directly by Mr. Harkins and 5,521 outstanding shares and 825 shares issuable upon the exercise of warrants to purchase shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership. The address for Mr. Harkins is c/o THL Partners, 75 State St., Boston, MA 02109.

 (12) Includes 40,298 shares of Series B non-voting stock owned by Mr. Harkins directly and 4,479 shares of Series B non-voting stock owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership. The Series B non-voting stock will be converted into shares of voting common stock upon completion of this offering.

 (13) Includes 33,356 shares issuable upon exercise within 60 days of March 31, 2001, 7,785 shares owned directly by Mr. Clark, 43,205 shares held in the Rabbi Trust I and 20,685 shares held in the Rabbi Trust II. The address for Mr. Clark is c/o Fisher, One Liberty Lane, Hampton, NH 03842.

 (14) Includes 36,960 shares issuable upon exercise within 60 days of March 31, 2001, 36,000 shares held in the Rabbi Trust I and 27,579 shares held in the Rabbi Trust II. The address for Mr. DuChene is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (15) Includes 16,562 outstanding shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 11,040 outstanding shares and warrants to purchase 1,645 shares owned by the Sperling Family Limited Partnership as to which shares and warrants Mr. Sperling expressly disclaims beneficial interest. The address for Mr. Sperling is c/o THL Partners, 75 State St., Boston, MA 02109.

 (16) Includes 13,433 shares of Series B non-voting stock owned by Mr. Sperling directly and 8,955 shares of Series B non-voting stock owned by the Sperling Family Limited Partnership as to which shares Mr. Sperling expressly disclaims beneficial interest. The Series B non-voting stock will be converted into shares of voting common stock upon completion of this offering.

 (17) Includes 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly. The address for Mr. DiNovi is c/o THL Partners, 75 State St., Boston, MA 02109.

 (18) Includes 22,388 shares of Series B non-voting stock held by Mr. DiNovi directly. The Series B non-voting stock will be converted into shares of voting common stock upon completion of this offering.

 (19) Shares held in the Rabbi Trust I. The address for Mr. Day is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (20) Includes 4,141 outstanding shares and 615 shares issuable upon the exercise of warrants to purchase shares held by Mr. Weldon directly. The address for Mr. Weldon is c/o THL Partners, 75 State St., Boston, MA 02109.

 (21) Includes 3,359 shares of Series B non-voting stock held by Mr. Weldon directly. The Series B non-voting stock will be converted into shares of voting common stock upon completion of this offering.

 (22) The address for Mr. Dingman is c/o Fisher, Liberty Lane, Hampton, NH
      03842.

 (23) Includes 2,426,244 shares issuable upon exercise of options within 60 days of March 31, 2001, 685,250 shares held directly, 663,995 shares held indirectly, 17,075 shares issuable upon the exercise of warrants, 2,049,888 shares held in the Rabbi Trust I and 393,004 shares held in the Rabbi Trust II.

 (24) Includes 4,479 shares owned by the 1995 Harkins Gift Trust (as to which shares Mr. Harkins expressly disclaims beneficial ownership), 8,955 shares owned by the Sperling Family Limited Partnership (as to which shares
      Mr. Sperling expressly disclaims beneficial ownership) and an aggregate of 79,478 shares held directly by these two entities.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 4,182,375 shares are designated as non-voting common stock and 9,000,000 shares are designated as Series B non-voting common stock, and 15,000,000 shares of preferred stock, par value $.01 per share. Our board has approved an increase in our authorized capital stock to 500,000,000 shares of common stock. This increase is subject to stockholder approval at our annual meeting of stockholders scheduled for May 16, 2001. As of March 31, 2001, there were outstanding:

    - 28,035,213 shares of voting common stock held by 160 stockholders of record;

    - 4,035,290 shares of non-voting common stock held by one stockholder of record;

    - 9,000,000 shares of Series B non-voting common stock held by one stockholder of record and its affiliates, all of which will be converted into voting common stock upon completion of this offering;

    - warrants to purchase 2,251,270 shares of voting common stock and 332,045 shares of non-voting common stock; and

    - options to purchase an aggregate of 4,835,512 shares of voting common stock.

    Based upon the number of shares outstanding as of March 31, 2001, and giving effect to the issuance of the 11,000,000 shares of common stock offered by us in this offering, there will be 52,070,503 shares of common stock outstanding upon completion of this offering.

    The following summary of provisions of our securities, various provisions of our corporate charter and our by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our corporate charter and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    OUR VOTING COMMON STOCK

    The holders of our voting common stock are entitled to one vote per share on all matters submitted for action by our stockholders. Our stockholders do not have cumulative voting rights. Accordingly, holders of a majority of our voting common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our voting common stock have no preemptive, redemption or conversion rights, except that some holders have preemptive and registration rights under our investors' agreement described in "Shares Eligible for Future Sale". The rights, preferences and privileges of holders of our voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

    OUR NON-VOTING COMMON STOCK

    LIMITED VOTING RIGHTS. The holders of our non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters.

    The holders of our non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of our voting common stock or would otherwise be treated differently from shares of our voting common stock in connection with such transactions. Notwithstanding the preceding sentence, shares of non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for our voting common stock so long as:

    - such non-voting securities are convertible into such voting securities on the same terms as our non-voting common stock is convertible into our voting common stock; and

    - all other consideration is equal on a per share basis.

    ECONOMIC RIGHTS. Holders of our non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our non-voting common stock are entitled to receive ratably with other holders of our non-voting common stock and with holders of our voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under our investors' agreement described in "Shares Eligible for Future Sale". The rights, preferences and privileges of holders of our non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

    CONVERSION RIGHTS. With limited exceptions as to holders who are subject to Regulation Y of the Federal Reserve System, shares of our non-voting common stock may be converted into the same number of shares of our voting common stock at any time at the option of the holder of the shares of non-voting common stock.

    OUR SERIES B NON-VOTING COMMON STOCK

    LIMITED VOTING RIGHTS. The holders of our Series B non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of Series B non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of our Series B non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, any recapitalization or reorganization, or any amendment, repeal or modification of any provision of our corporate charter that would adversely affect the powers, preferences or special rights of the holders of our Series B non-voting common stock.

    ECONOMIC RIGHTS. Holders of our Series B non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our Series B non-voting common stock are entitled to receive ratably with other holders of our Series B non-voting common stock and with holders of our voting common stock and non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our Series B non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under the investors' agreement described in "Shares Eligible for Future Sale". The rights, preferences and privileges of holders of our Series B non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

    CONVERSION RIGHTS. Shares of our Series B non-voting common stock may not be converted into shares of our voting common stock, except:

    - to meet the requirements of a "pooling of interests" accounting treatment;

    - to transfer Series B non-voting common stock, in which case the transferee will receive shares of our voting common stock;

    - to enable the holders to maintain such holder's percentage ownership of the total outstanding voting common stock; or

    - upon specific major corporate events, such as a merger or a public offering.

    The holders of our Series B non-voting common stock will convert their shares into shares of our voting common stock upon completion of this offering.

PREFERRED STOCK

    Under the terms of our corporate charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting common stock. We have no present plans to issue any shares of preferred stock.

WARRANTS AND STOCK OPTIONS

    As of March 31, 2001, there were warrants outstanding to purchase 2,251,270 shares of voting common stock and 332,045 shares of non-voting common stock at a per share exercise price of $9.65. These warrants are held by some of our current stockholders. As of March 31, 2001, 4,835,512 shares of voting common stock were issuable pursuant to stock option grants under our 1998 stock option plan at a weighted average exercise price of $12.52 per share.

ANTI-TAKEOVER CONSIDERATIONS

    Our corporate charter and bylaws contain a number of provisions which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring us.

    CLASSIFIED BOARD OF DIRECTORS

    Our corporate charter and our bylaws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

    - directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the shares of our capital stock entitled to vote; and

    - any vacancy on our board of directors, however occurring, including a vacancy resulting from the enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our corporate charter eliminates the ability of our stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our chief executive officer or by our board of directors pursuant to a majority vote of the total number of authorized directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS
     NOMINATIONS

    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; however, if less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

    Our charter requires the affirmative vote of 80% of our voting common stock to amend provisions of our corporate charter and bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

    Based on shares outstanding as of March 31, 2001, after giving effect to this offering, we will have outstanding 52,070,503 shares of our common stock, assuming no exercise of outstanding options or warrants after the date of this prospectus. Of these shares, all of the shares sold in this offering and additional shares may be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares held by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. In general, Rule 144 limits the number of shares that an affiliate of ours can sell within any three-month period to the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the sale. Rule 144 also imposes various restrictions on the manner in which our affiliates may sell their shares.

    The Thomas H. Lee entities, our other institutional investors and our
directors and executive officers will own a total of       shares of common
stock, representing approximately    % of our common stock to be outstanding
after this offering. These stockholders have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Goldman, Sachs & Co.

    After this lock-up period, these stockholders will be free to sell their shares, subject to the volume limitations of Rule 144 and the restrictions on transfer contained in our investors' agreement that are described below. In addition, some of these stockholders have the registration rights under our investors' agreement that are described below.

    We cannot predict when these stockholders may sell their shares or in what volumes, because this will depend on the market for our common stock, the circumstances of the sellers and other factors. However, the market price for our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

INVESTORS' AGREEMENT

    In connection with the investment in us by the Thomas H. Lee entities, we entered into an investors' agreement with the Thomas H. Lee entities, our other institutional investors, members of our management and other individual stockholders. In addition to providing for the size and composition of our board of directors, and the preemptive right to purchase additional shares of our capital stock under certain circumstances, the investors' agreement contains restrictions on transfer of shares held by the parties to the agreement and registration rights. Transfers by the Thomas H. Lee entities are generally subject to tag-along rights, which means that other parties to the agreement can sell some of their shares to the same entity that purchases shares from the Thomas H. Lee entities. Transfers by institutional investors are generally subject to limitations based on transfers made by Thomas H. Lee entities. The restrictions on transfers by our management stockholders, other than transfers to persons adverse to the company, will lapse upon completion of this offering.

    The parties to the investors' agreement have registration rights allowing them to cause us to register their shares with the SEC for resale under the Securities Act. The Thomas H. Lee entities have demand registration rights under which they can require us to register for sale shares of common stock on up to six occasions. After two such demands are made, a majority of the institutional investors may require us to register for sale common stock held by them.
Mr. Montrone and Mr. Meister have demand registration rights after more than 20% of the original investment of the Thomas H. Lee entities and the institutional investors has been transferred. In addition, the parties to the investors' agreement have registration rights which allow them to include their shares in some other registration statements that we may file with the SEC.

                                  UNDERWRITING

    We, the selling stockholders and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                       UNDERWRITERS                          NUMBER OF SHARES
                       ------------                          ----------------
Goldman, Sachs & Co........................................
Credit Suisse First Boston Corporation.....................
J.P. Morgan Securities Inc.................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................
Morgan Stanley & Co. Incorporated..........................
                                                                ----------
      Total................................................     12,000,000
                                                                ==========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,800,000 shares from us to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise
of the underwriters' option to purchase       additional shares.

                                                           PAID BY SELLING
                             PAID BY FISHER                 STOCKHOLDERS                      TOTAL
                       ---------------------------   ---------------------------   ---------------------------
                       NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                       -----------   -------------   -----------   -------------   -----------   -------------
Per Share............   $              $              $              $              $              $
Total................   $              $              $              $              $              $

    Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $         per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $         per share from the initial
price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    We, the selling stockholders and each of our officers and directors and certain other stockholders have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to our employee benefit plans. These officers, directors and stockholders
together held approximately     shares of common stock as of March 31, 2001.

    Our common stock is listed on the New York Stock Exchange under the symbol "FSH".

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    We estimate that our expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $      .

    We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are among the underwriters. Because of the ownership interests that affiliates of these underwriters have in us this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc.

    Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, commercial or investment banking services to us, for which they have in the past received, and may in the future receive, customary fees. Affiliates of some of the underwriters, including affiliates of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation, are lenders under our bank credit agreement. Affiliates of J.P. Morgan Securities Inc. act as the administrative agent, Canadian administrative agent and U.K. administrative agent under that agreement. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent and an affiliate of Credit Suisse First Boston Corporation acts as documentation agent. Affiliates of J.P. Morgan Securities Inc. act as funding agent under our receivables securitization facility.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act with respect to the shares to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits some information contained in the registration statement. For further information with respect to us and the common stock to be sold in the offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference services. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

    This prospectus is part of the registration statement that we filed with the SEC. The SEC permits us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by us with the SEC:

    - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 29, 2001; and

    - The description of our common stock contained in our Registration Statement on Form 8-A, filed on November 7, 1991.

    We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement until the termination of this offering. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., One Liberty Lane, Hampton, New Hampshire 03842.

                                 LEGAL MATTERS

    The validity of the securities offered under this registration statement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Hale and Dorr LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

    The financial statements and the related financial statement schedule as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGES
                                                              --------
Independent Auditors' Report................................    F-2

Statement of Operations for the years ended December 31,
  2000, 1999, and 1998......................................    F-3

Balance Sheet at December 31, 2000 and 1999.................    F-4

Statement of Cash Flows for the years ended December 31,
  2000, 1999, and 1998......................................    F-5

Statement of Changes in Stockholders' Equity (Deficit) and
  Comprehensive Income (Loss) for the years ended December
  31, 2000, 1999, and 1998..................................    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Fisher Scientific International Inc.:

    We have audited the accompanying balance sheet of Fisher Scientific International Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related statements of operations, cash flows, and changes in stockholders' equity (deficit) and comprehensive income (loss) for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements present fairly, in all material respects, the financial position of Fisher Scientific International Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York

February 2, 2001

(February 14, 2001 as to Note 22)

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                            STATEMENT OF OPERATIONS

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                          ------------------------------------
                                                             2000         1999         1998
                                                          ----------   ----------   ----------
Sales...................................................  $ 2,622.3    $ 2,514.5    $ 2,294.4
Cost of sales...........................................    1,974.0      1,885.4      1,721.0
Selling, general and administrative expense.............      494.0        472.5        440.9
Recapitalization-related costs..........................       --           --           71.0
Restructuring and other charges (credits)...............       (2.0)        (1.5)        23.6
Loss from operations to be disposed of..................       --           11.3         15.1
                                                          ----------   ----------   ----------
Income from operations..................................      156.3        146.8         22.8
Interest expense........................................       99.1        104.2         90.3
Other (income) expense, net.............................       19.4        (15.2)        (7.2)
                                                          ----------   ----------   ----------
Income (loss) before income taxes.......................       37.8         57.8        (60.3)
Income tax provision (benefit)..........................       15.1         34.4        (10.8)
                                                          ----------   ----------   ----------
Net income (loss).......................................  $    22.7    $    23.4    $   (49.5)
                                                          ==========   ==========   ==========
Net income (loss) per common share:
  Basic.................................................  $     0.57   $     0.59   $   (1.24)
                                                          ==========   ==========   ==========
  Diluted...............................................  $     0.51   $     0.55   $   (1.24)
                                                          ==========   ==========   ==========

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                                 BALANCE SHEET

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $   66.0   $   50.3
  Receivables, net..........................................     296.8      286.1
  Inventories...............................................     224.2      223.3
  Other current assets......................................      63.6       75.1
                                                              --------   --------
    Total current assets....................................     650.6      634.8
  Property, plant and equipment.............................     251.3      247.5
  Goodwill..................................................     334.2      356.2
  Other assets..............................................     149.6      164.1
                                                              --------   --------
    Total assets............................................  $1,385.7   $1,402.6
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term debt...........................................  $   47.6   $   41.7
  Accounts payable..........................................     308.5      307.6
  Accrued and other current liabilities.....................     151.7      170.2
                                                              --------   --------
    Total current liabilities...............................     507.8      519.5
  Long-term debt............................................     991.1    1,011.1
  Other liabilities.........................................     198.5      202.6
                                                              --------   --------
    Total liabilities.......................................   1,697.4    1,733.2
                                                              --------   --------
  Commitments and contingencies (Note 13)...................        --         --
                                                              --------   --------
  Stockholders' deficit:
    Preferred stock ($0.01 par value; 15,000,000 shares
      authorized,
      none outstanding).....................................        --         --
    Common stock ($0.01 par value; 100,000,000 shares
      authorized; 40,132,296 and 40,096,605 shares issued;
      and 40,116,389 and 40,052,940 shares outstanding, at
      December 31, 2000 and 1999, respectively).............       0.4        0.4
    Capital in excess of par value..........................     326.0      315.8
    Accumulated deficit.....................................    (571.9)    (594.6)
    Accumulated other comprehensive loss....................     (65.9)     (51.6)
    Treasury stock, at cost, (15,907 and 43,665 shares at
      December 31, 2000 and 1999, respectively).............      (0.3)      (0.6)
                                                              --------   --------
        Total stockholders' deficit.........................    (311.7)    (330.6)
                                                              --------   --------
        Total liabilities and stockholders' deficit.........  $1,385.7   $1,402.6
                                                              ========   ========

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                            STATEMENT OF CASH FLOWS

                                 (IN MILLIONS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................   $ 22.7     $ 23.4     $(49.5)
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
    Recapitalization-related costs, net of cash expended....       --         --       70.5
    Restructuring and other charges (credits)...............     (2.0)      (1.5)      23.6
    Depreciation and amortization...........................     63.6       62.4       53.0
    Write down of investments...............................     23.6         --         --
    Other non-cash expenses.................................      6.3        1.5         --
    (Gain) loss on sale of property, plant and equipment and
      write-offs............................................      0.6       (8.0)      (2.5)
    Deferred income taxes...................................      2.3       20.5      (17.8)
    Changes in working capital:
      Receivables, net......................................      6.8        2.0        2.3
      Inventories...........................................      5.9       (4.0)      10.8
      Other current assets..................................      7.5      (10.8)      (4.6)
      Accounts payable......................................      2.8       60.7       45.3
      Accrued and other current liabilities.................     (6.1)     (11.0)      33.2
    Net cash flow from operations to be disposed of.........       --        2.6        0.4
    Other assets and liabilities............................    (26.8)     (13.1)     (14.8)
                                                               ------     ------     ------
      Cash provided by operating activities.................    107.2      124.7      149.9
                                                               ------     ------     ------
Cash flows from investing activities:
    Acquisitions, net of cash acquired......................    (23.1)     (34.4)    (172.7)
    Capital expenditures....................................    (29.4)     (41.1)     (67.2)
    Proceeds from sale of property, plant and equipment.....      1.7       16.0        8.1
    Other investments.......................................     (6.3)      (3.0)        --
                                                               ------     ------     ------
      Cash used in investing activities.....................    (57.1)     (62.5)    (231.8)
                                                               ------     ------     ------
Cash flows from financing activities:
  Common stock repurchased and conversion of options to
    cash....................................................       --         --     (955.1)
  Proceeds from common stock sold to FSI....................       --         --      303.0
  Financing-related fees and expenses.......................       --         --      (72.2)
  Changes in amounts sold under the accounts receivable
    securitization, net.....................................    (21.7)     (83.5)     105.2
  Acquisition of treasury stock.............................       --       (0.1)      (0.5)
  Long-term debt proceeds...................................      8.1        9.1      947.2
  Long-term debt payments...................................    (20.9)     (10.1)    (190.8)
  Change in short-term debt, net............................      1.3       10.2       (8.0)
  Proceeds from stock options exercised.....................      0.4        0.3        0.5
                                                               ------     ------     ------
      Cash provided by (used in) financing activities.......    (32.8)     (74.1)     129.3
                                                               ------     ------     ------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (1.6)      (3.4)        --
                                                               ------     ------     ------
Net change in cash and cash equivalents.....................     15.7      (15.3)      47.4
Cash and cash equivalents--beginning of year................     50.3       65.6       18.2
                                                               ------     ------     ------
Cash and cash equivalents--end of year......................   $ 66.0     $ 50.3     $ 65.6
                                                               ======     ======     ======
Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes, net of refunds................................   $  1.8     $ 16.0     $  7.7
                                                               ======     ======     ======
Interest....................................................   $ 93.2     $ 97.7     $ 64.3
                                                               ======     ======     ======

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                        AND COMPREHENSIVE INCOME (LOSS)
                                 (IN MILLIONS)

                                                   CAPITAL IN    SHARES     SHARES TO BE   RETAINED    ACCUMULATED OTHER
                                         COMMON    EXCESS OF    DEPOSITED   DISTRIBUTED    EARNINGS      COMPREHENSIVE     TREASURY
                                         STOCK     PAR VALUE    IN TRUST     FROM TRUST    (DEFICIT)     INCOME (LOSS)      STOCK
                                        --------   ----------   ---------   ------------   ---------   -----------------   --------
Balance at January 1, 1998               $ 0.2      $ 278.9      $ (6.1)       $  --        $  96.7         $(22.6)         $  --
    Net loss..........................      --           --          --           --          (49.5)            --             --
    Foreign currency translation
      adjustment......................      --           --          --           --             --            2.9             --
      Subtotal--comprehensive loss....      --           --          --           --             --             --             --
    Five-for-one stock split..........     0.3         (0.3)         --           --             --             --             --
    Common stock issued...............      --          0.5          --           --             --             --             --
    Acquisition of treasury stock.....      --           --          --           --             --             --           (0.5)
    Reversal of changes in market
      value of common stock held in
      trust...........................      --           --         4.3           --             --             --             --
    Reclass from other liabilities....      --           --          --         29.8             --             --             --
    Recapitalization--related
      activity:
      Common stock repurchased and
        conversion of options to
        cash..........................    (0.2)      (268.7)         --           --         (686.2)            --             --
      Shares deposited in trust.......      --           --       (28.0)          --             --             --             --
      Equity contribution by FSI......     0.1        302.9          --           --             --             --             --
      Conversion of employee stock
        options.......................      --           --          --           --           55.7             --             --
      Recapitalization fees and
        expenses......................      --           --          --           --          (34.9)            --             --
                                         -----      -------      ------        -----        -------         ------          -----

Balance at December 31, 1998..........     0.4        313.3       (29.8)        29.8         (618.2)         (19.7)          (0.5)
    Net income........................      --           --          --           --           23.4             --             --
    Foreign currency translation
      adjustment......................      --           --          --           --             --          (32.4)            --
    Minimum pension liability.........      --           --          --           --             --            0.5             --
      Subtotal--comprehensive loss....      --           --          --           --             --             --             --
    Proceeds from stock options.......      --          0.3          --           --             --             --             --
    Compensation related to the grant
      of stock options................      --          2.2          --           --             --             --             --
    Distribution of ProcureNet to
      stockholders....................      --           --          --           --            0.2             --             --
    Trust activity....................      --           --        (0.1)         0.1             --             --             --
    Acquisition of treasury stock.....      --           --          --           --             --             --           (0.1)
                                         -----      -------      ------        -----        -------         ------          -----

Balance at December 31, 1999..........     0.4        315.8       (29.9)        29.9         (594.6)         (51.6)          (0.6)
    Net income........................      --           --          --           --           22.7             --             --
    Foreign currency translation
      adjustment......................      --           --          --           --             --          (14.3)            --
    Unrealized investment gain........      --           --          --           --             --            0.3             --
    Minimum pension liability.........      --           --          --           --             --           (0.3)            --
      Subtotal--comprehensive income..      --           --          --           --             --             --             --
    Proceeds from stock options.......      --          0.4          --           --             --             --             --
    Tax benefit from stock options....      --          0.3          --           --             --             --             --
    Compensation related to the grant
      of stock options................      --          5.0          --           --             --             --             --
    Expiration of put (See Note 18)...      --          4.5          --           --             --             --             --
    Trust activity....................      --           --        (0.2)         0.2             --             --             --
    Issuance of treasury stock........      --           --          --           --             --             --            0.3
                                         -----      -------      ------        -----        -------         ------          -----
Balance at December 31, 2000..........   $ 0.4      $ 326.0      $(30.1)       $30.1        $(571.9)        $(65.9)         $(0.3)
                                         =====      =======      ======        =====        =======         ======          =====


                                                   COMPREHENSIVE
                                         TOTAL     INCOME (LOSS)
                                        --------   --------------
Balance at January 1, 1998              $ 347.1
    Net loss..........................    (49.5)      $  (49.5)
    Foreign currency translation
      adjustment......................      2.9            2.9
                                                      --------
      Subtotal--comprehensive loss....       --       $  (46.6)
                                                      ========
    Five-for-one stock split..........       --
    Common stock issued...............      0.5
    Acquisition of treasury stock.....     (0.5)
    Reversal of changes in market
      value of common stock held in
      trust...........................      4.3
    Reclass from other liabilities....     29.8
    Recapitalization--related
      activity:
      Common stock repurchased and
        conversion of options to
        cash..........................   (955.1)
      Shares deposited in trust.......    (28.0)
      Equity contribution by FSI......    303.0
      Conversion of employee stock
        options.......................     55.7
      Recapitalization fees and
        expenses......................    (34.9)
                                        -------
Balance at December 31, 1998..........   (324.7)
    Net income........................     23.4       $   23.4
    Foreign currency translation
      adjustment......................    (32.4)         (32.4)
    Minimum pension liability.........      0.5            0.5
                                                      --------
      Subtotal--comprehensive loss....       --       $   (8.5)
                                                      ========
    Proceeds from stock options.......      0.3
    Compensation related to the grant
      of stock options................      2.2
    Distribution of ProcureNet to
      stockholders....................      0.2
    Trust activity....................       --
    Acquisition of treasury stock.....     (0.1)
                                        -------
Balance at December 31, 1999..........   (330.6)
    Net income........................     22.7       $   22.7
    Foreign currency translation
      adjustment......................    (14.3)         (14.3)
    Unrealized investment gain........      0.3            0.3
    Minimum pension liability.........     (0.3)          (0.3)
                                                      --------
      Subtotal--comprehensive income..       --       $    8.4
                                                      ========
    Proceeds from stock options.......      0.4
    Tax benefit from stock options....      0.3
    Compensation related to the grant
      of stock options................      5.0
    Expiration of put (See Note 18)...      4.5
    Trust activity....................       --
    Issuance of treasury stock........      0.3
                                        -------
Balance at December 31, 2000..........  $(311.7)
                                        =======

              See the accompanying notes to financial statements.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BACKGROUND

    Fisher Scientific International Inc. ("Fisher" or the "Company") was incorporated in September 1991. The Company's operations are conducted throughout North and South America, Europe, the Far East, the Middle East and Africa directly or through one or more subsidiaries, joint ventures, agents, or dealers. The Company is managed in three business segments: domestic distribution, international distribution, and laboratory workstations. The domestic and international distribution segments engage in the supply, marketing, service and manufacture of scientific, clinical, educational, and occupational health and safety products. The laboratory workstations segment manufactures laboratory workstations, fume hoods and enclosures for technology and communication centers.

    Fisher provides more than 600,000 products and services for research and analytical testing, healthcare, science education and occupational safety in approximately 145 countries. The Company serves scientists engaged in biomedical, biotechnology, pharmaceutical, chemical and other fields of research and development, and is a supplier to clinical laboratories, hospitals, healthcare alliances, physicians' offices, environmental testing centers, remediation companies, quality-control laboratories and many other customers. The Company's largest supplier represents approximately 10% of 2000 sales.

NOTE 2--RECAPITALIZATION AND MERGER

    On January 21, 1998, approximately 87% of the fully diluted shares of common stock of Fisher were converted into the right to receive $9.65 per share in cash (approximately $955 million in the aggregate) pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of November 14, 1997, amending an Agreement and Plan of Merger dated August 7, 1997 (as amended, the "Merger Agreement") between the Company and FSI Merger Corp. ("FSI"), a Delaware corporation formed by Thomas H. Lee Company ("THL"), providing for the merger of FSI with and into Fisher and the recapitalization of Fisher (collectively, the "Recapitalization"). The Recapitalization established an election process that provided stockholders the right to elect, subject to proration, for each share of Fisher common stock held, to either receive $9.65 in cash or retain one share of common stock, $0.01 par value ("Common Stock"), in the recapitalized company. Vesting of all outstanding options was accelerated.

    As part of the Recapitalization, the Company recorded $71.0 million of expenses consisting primarily of noncash compensation expense relating to the conversion of employee stock options, the implementation of certain executive employment agreements and the grant of options to certain executives in accordance with the terms of the Recapitalization.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The financial statements contain the accounts of the Company and all majority-owned subsidiaries. Intercompany accounts and transactions are eliminated.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of acquisition.

    INVENTORIES--Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out ("LIFO") method for the majority of the subsidiaries included in the domestic distribution segment and by the first-in, first-out ("FIFO") method for all other subsidiaries.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements 5 to 33 years and machinery, equipment and other 3 to 12 years. Depreciation is computed principally using the straight-line method.

    GOODWILL--Goodwill is being amortized on a straight-line basis over 5 to 40 years. The amounts presented are net of accumulated amortization of $83.1 million and $73.0 million at December 31, 2000 and 1999, respectively.

    INTANGIBLE ASSETS--Net intangible assets of $24.6 million and $21.3 million at December 31, 2000 and 1999, respectively, are being amortized on a straight-line basis over their estimated useful lives, ranging up to 20 years, are included in Other Assets and are stated net of accumulated amortization of $21.3 million and $19.0 million at December 31, 2000 and 1999, respectively. During 2000, 1999, and 1998, the Company recorded amortization expense of $3.0 million, $3.2 million, and $3.7 million, respectively.

    IMPAIRMENT OF LONG-LIVED ASSETS--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the quoted market price, if available, or the anticipated undiscounted operating cash flow generated by those assets are less than the assets' carrying value. An impairment charge is recorded for the difference between the fair value and carrying value of the asset.

    REVENUE RECOGNITION--The Company recognizes revenue from product sales consistent with the related shipping terms, generally at the time products are shipped.

    DEFERRED DEBT ISSUE COSTS--Deferred debt issue costs of $27.6 million and $32.3 million at December 31, 2000 and 1999, respectively, relate to the Company's 9% Notes, 7 1/8% Notes and Credit Facility debt. Deferred debt issue costs are included in Other Assets and are amortized using the effective interest rate method over the term of the related debt. During 2000, 1999, and 1998, the Company recorded amortization expense of $4.6 million, $4.4 million, and $4.8 million, respectively.

    OTHER (INCOME) EXPENSE, NET represents interest income on cash and cash equivalents and other non-operating income and expense items.

    FOREIGN CURRENCY TRANSLATION--Assets and liabilities of the Company's foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included in a separate component of stockholders' deficit. Gains and losses resulting from foreign currency transactions are reported on the income statement line item "other (income) expense, net," when recognized.

    FINANCIAL INSTRUMENTS--The Company enters into forward currency contracts to hedge exposure to fluctuations in foreign currency rates. Gains and losses on the Company's forward currency contracts generally offset gains and losses on certain firm commitments of the Company. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed. At December 31, 2000, the outstanding forward currency contracts all had maturities of less than twelve months. Cash flows from forward currency contracts accounted for as hedges are classified in the Statement of Cash Flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

    The Company enters into interest-rate swap agreements in order to manage its exposure to interest-rate fluctuations. Net-interest differentials to be paid or received are included in interest expense. Any undesignated interest rate swap agreements are immediately marked-to-market. In addition, the Company occasionally enters into option contracts to manage risks associated with fuel costs.

    ACCOUNTING PRONOUNCEMENTS--The Company adopted the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force consensus 00-10 "Accounting for Shipping and Handling Fees and Costs," in the fourth quarter of 2000. Application of this consensus resulted in the reclassification of prior period financial results to reflect shipping and handling fees as revenue and shipping and handling costs as cost of sales. These amounts were previously recorded in selling, general and administrative expense. The reclassifications had no effect on operating or net income.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 in the fourth quarter of fiscal 2000 did not have a material effect on the Company's financial position or results of operations.

    In June 1998, the FASB issued Statement No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), subsequently amended by SFAS No. 137 and SFAS No. 138 which will be effective for the Company beginning January 1, 2001. SFAS 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The adoption of SFAS 133, as amended by SFAS 138, as of January 1, 2001 resulted in a transition adjustment of approximately $1 million as a reduction in other comprehensive income.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform to their current presentation.

NOTE 4--ACQUISITIONS

    In January 2000, the Company acquired a manufacturing facility based in Middletown, Virginia for $22.3 million in cash. This facility is included in the domestic distribution segment. In January 1999, the Company acquired Columbia Diagnostics Inc., a Virginia-based provider of laboratory products and supplies to the healthcare industry, which is included in the domestic distribution segment, and Structured Computer Systems ("SCS"), a Connecticut-based provider of procurement and materials management solutions to businesses, which was included in the ProcureNet business of the former technology segment. Fisher recorded a $5.2 million write-off for in-process research and development costs related to the acquisition of SCS. Net cash

                      FISHER SCIENTIFIC INTERNATIONAL INC.

consideration paid for acquisitions during 1999, including the remaining 10% of Bioblock Scientific S.A. ("Bioblock"), was approximately $34.4 million.

    In December 1998, Fisher purchased for approximately $136 million in cash approximately 90% of Bioblock, a leading distributor of scientific and laboratory instrumentation in France. At the time of the acquisition, Bioblock had approximately $32 million of cash and cash equivalents on hand. In addition, the Company acquired the remaining Bioblock shares in January 1999 for an additional $14 million, bringing Fisher's total ownership position to 100%. The excess of purchase price over the fair value of all net assets acquired was approximately $90 million and is being amortized over 25 years.

    The following unaudited pro forma financial information for the year ended December 31, 1998 presents the consolidated results of operations as if the acquisition of Bioblock had occurred at the beginning of 1998 (in millions, except per share data).

Sales.......................................................  $2,369.0
Net loss....................................................     (57.3)
Loss per common share:
  Basic.....................................................     (1.43)
  Diluted...................................................     (1.43)

    The pro forma financial information includes the results of Bioblock combined with the Company's historical results (including the 1998 restructuring charge described in Note 19--Restructuring and Other Charges and Recapitalization-related costs described in Note 2--Recapitalization and Merger), the effects of the purchase accounting allocations, and adjustments to interest expense to reflect borrowings to finance the acquisition as described in Note 12--Debt. The pro forma financial information does not purport to present what the Company's results of operations would actually have been had the acquisition of Bioblock occurred on the assumed date.

    In August of 1998, the Company acquired the net assets of Systems Manufacturing Corporation, a manufacturer of local area network ("LAN") furniture and command bridges, for $58 million in cash. The Company also made three smaller acquisitions with an aggregate purchase price of approximately $11 million in cash during 1998. These acquisitions were accounted for as purchases.

    Operations of the companies and businesses acquired have been included in the accompanying financial statements from their respective dates of acquisition. These acquisitions, except for Bioblock, are not material to the Company's financial statements and have been excluded from the pro forma calculation. The excess of the purchase price over the fair value of all net assets acquired in 2000, 1999, and 1998 was approximately $1 million, $14 million and $151 million, respectively, and is being amortized over 5 to 25 years.

NOTE 5--OPERATIONS TO BE DISPOSED OF

    In December 1998, the Company's Board of Directors approved a plan to dispose of the Company's technology business segment through (i) a spinoff (the "Spinoff") of ProcureNet Inc. ("ProcureNet"), the Company's outsourcing and supply chain management technology business, and (ii) the sale of the UniKix Technology software business. As part of the Spinoff, which was consummated on April 15, 1999, the Company and ProcureNet entered into a transitional services

                      FISHER SCIENTIFIC INTERNATIONAL INC.

agreement pursuant to which Fisher will provide ProcureNet with certain management and other administrative services and ProcureNet will continue to provide Fisher and its customers with third party procurement and electronic commerce support and services.

    During the first quarter of 1999, ProcureNet entered into debt obligations to Fisher totaling $19 million. These notes bear interest at an annual rate of 9% and are due and payable on December 31, 2007. Subsequent to the Spinoff, the Company fulfilled its credit commitment to ProcureNet by providing an additional $3 million in loans on terms similar to those of the existing notes. In accordance with the terms of the notes and at the option of ProcureNet, accrued interest of $1.1 million and $1.7 million was converted to principal during 2000 and 1999, respectively. In the fourth quarter of 2000, the Company recorded an impairment charge of $19.4 million in other (income) expense, net to write down a portion of the outstanding principal of the ProcureNet loan receivable. The charge was triggered primarily by market conditions that adversely impacted ProcureNet's cash flows. The remaining balance of $5.4 million was based upon management's estimate of the fair value of this loan at December 31, 2000. The fair value of the loan was determined based upon a valuation of the business using a discounted cash flow model.

    On July 22, 1999, the Company completed the sale of UniKix for cash proceeds of approximately $5 million. A gain on the sale of $2.5 million was recognized and is included in other (income) expense, net.

    Revenues, costs and expenses, and cash flows of the former technology segment have been excluded from their respective captions in the Statement of Operations and Statement of Cash Flows. These items have been reported as "loss from operations to be disposed of" and "net cash flows from operations to be disposed of" for the years ended December 31, 1999 and 1998.

    Summarized financial information for the former technology segment, which includes the results of operations of ProcureNet through April 15, 1999 and UniKix through July 22, 1999, is set forth below (in millions):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net sales...................................................   $21.1      $59.5
Operating loss..............................................    11.3       15.1

    The operating loss in 1999 includes a $5.2 million write-off for in-process research and development costs related to the acquisition of SCS. The operating loss in 1998 includes restructuring and other nonrecurring costs of $3.5 million.

NOTE 6--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash in banks, receivables, debt, interest rate swaps, forward foreign currency contracts, and call options on fuel contracts.

    The carrying amounts for cash and cash equivalents, receivables, and short-term debt approximate fair value due to the short-term nature of these instruments. The carrying and fair values of long-term debt were $991.1 million and $951.1 million, respectively, at December 31, 2000 and $1,011.1 million and $999.6 million, respectively, at December 31, 1999. The fair value of the long-term fixed rate debt was estimated based on current quotes from bond traders making a market in the debt instrument. The fair value of debt with variable rates approximates the net

                      FISHER SCIENTIFIC INTERNATIONAL INC.

carrying value. At December 31, 2000, the Company had outstanding call options on fuel contracts with notional amounts totaling approximately $3 million. At December 31, 2000 and 1999, the Company had outstanding forward foreign currency contracts with notional amounts totaling approximately $5 million and $9 million, respectively. The fair value of these contracts was insignificant at December 31, 2000 and 1999. The Company also had off-balance-sheet standby letters of credit with a notional amount of $56.8 million with no unrealized gain or loss at December 31, 2000.

    At December 31, 2000, the Company was a party to five interest-rate swap agreements in which the Company exchanged its floating-rate obligation on
(a) $193.0 million denominated in U.S. dollars for a fixed-rate payment obligation of 5.669% per annum through January 21, 2004, (b) $27.8 million denominated in British pounds for a fixed-rate payment obligation of 5.850% per annum through January 21, 2004, and (c) $10.4 million denominated in Canadian dollars for a fixed-rate payment obligation of 5.6675% per annum through January 21, 2004. The notional amount of each interest-rate swap agreement matches the repayment schedule of the Term Facilities (See Note 12--Debt). In the unlikely event that the counterparty fails to meet the terms of the interest-rate swap agreement, the Company's exposure is limited to the interest-rate differential on the notional amount at each quarterly settlement period over the life of the agreements. The Company does not anticipate nonperformance by the counterparty. The fair values of interest-rate swap agreements are the estimated amounts that the Company would receive to terminate the agreements at the reporting date, taking into account current interest rates, the market expectation for future interest rates and the current creditworthiness of the Company. The fair value outstanding interest-rate swap agreements as of December 31, 2000 and 1999, based upon quoted market prices, was $0.6 million and $7.3 million, respectively.

    None of the Company's financial instruments represents a concentration of credit risk because the Company deals with a variety of major banks worldwide, and its accounts receivable are spread among a number of customers and geographic areas. None of the Company's off-balance-sheet financial instruments would result in a significant loss to the Company if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the unrealized gain on any contract.

NOTE 7--RECEIVABLES

    The following is a summary of receivables at December 31 (in millions):

                                                               2000       1999
                                                             --------   --------
Gross receivables..........................................   $331.8     $321.0
Allowance for doubtful accounts............................    (35.0)     (34.9)
                                                              ------     ------
  Receivables, net.........................................   $296.8     $286.1
                                                              ======     ======

    The Company's Receivables Securitization (as defined in Note 12--Debt) provides for the sale, on a revolving basis, of certain of the accounts receivable of Fisher Scientific Company, L.L.C., a Delaware limited liability corporation ("FSC"), to a special purpose, bankruptcy remote subsidiary of FSC that entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. As collections reduce accounts receivable included in the pool, new receivables are sold into the pool. During 2000, the Company collected and reinvested, on a revolving basis, approximately $475 million of

                      FISHER SCIENTIFIC INTERNATIONAL INC.

receivables and used $21.7 million of additional collections to reduce this facility to zero at December 31, 2000. The special purpose subsidiary has the risk of credit loss on the receivables and, accordingly, the full amount of the allowance for doubtful accounts has been retained in the Company's balance sheet. Under the terms of the Receivables Securitization, FSC retains collection and administrative responsibilities for the receivables in the pool. Due to the short-term nature of the receivables, the Company's retained interest in the pool during the year is valued at historical cost which approximates fair value. The facility has a remaining term of two years and the effective interest rate is approximately one month LIBOR plus 50 basis points. The Company recorded
$3.9 million of losses on the sale of receivables as interest expense in the year ended December 31, 2000.

NOTE 8--INVENTORIES

    The following is a summary of inventories by major category at December 31 (in millions):

                                                               2000       1999
                                                             --------   --------
Raw materials..............................................   $ 28.8     $ 21.8
Work in process............................................      6.9        2.7
Finished products..........................................    188.5      198.8
                                                              ------     ------
  Total....................................................   $224.2     $223.3
                                                              ======     ======

    Inventories valued using the LIFO method amounted to $149.3 million and $152.7 million at December 31, 2000 and 1999, respectively, which were below estimated replacement cost by approximately $26.7 million and $24.1 million for the years ended December 31, 2000 and 1999, respectively.

NOTE 9--OTHER CURRENT ASSETS

    The following is a summary of other current assets at December 31 (in millions):

                                                                2000       1999
                                                              --------   --------
Deferred income taxes.......................................   $48.5      $51.2
Other.......................................................    15.1       23.9
                                                               -----      -----
  Total.....................................................   $63.6      $75.1
                                                               =====      =====

NOTE 10--PROPERTY, PLANT AND EQUIPMENT

    The following is a summary of property, plant and equipment by major class of asset at December 31 (in millions):

                                                              2000       1999
                                                            --------   --------
Land, buildings and improvements..........................   $185.8    $ 175.5
Machinery, equipment and other............................    241.0      193.6
                                                             ------    -------
  Total...................................................    426.8      369.1
Accumulated depreciation..................................   (175.5)    (121.6)
                                                             ------    -------
Property, plant and equipment, net........................   $251.3    $ 247.5
                                                             ======    =======

                      FISHER SCIENTIFIC INTERNATIONAL INC.

NOTE 11--ACCRUED AND OTHER CURRENT LIABILITIES

    The following is a summary of accrued and other current liabilities at December 31 (in millions):

                                                               2000       1999
                                                             --------   --------
Wages and benefits.........................................   $ 32.6     $ 39.2
Interest...................................................     24.4       24.0
Other......................................................     94.7      107.0
                                                              ------     ------
    Total..................................................   $151.7     $170.2
                                                              ======     ======

NOTE 12--DEBT

    The following is a summary of debt obligations at December 31 (in millions):

                                                             2000       1999
                                                           --------   --------
9% Senior Subordinated Notes (net of a discount of
  $5.4 million and $6.2 million in 2000 and 1999,
  respectively)..........................................   $594.6    $  593.8
Term Facility............................................    231.2       248.5
7 1/8% Notes (net of a discount of $0.7 million and
  $0.8 million in 2000 and 1999, respectively)...........    149.3       149.2
Other....................................................     63.6        61.3
Less short-term debt.....................................    (47.6)      (41.7)
                                                            ------    --------
    Total long-term debt.................................   $991.1    $1,011.1
                                                            ======    ========

    On January 21, 1998, in connection with the Recapitalization, Fisher entered into new debt financing arrangements, providing for up to $469.2 million of senior bank financing (the "Credit Facility"), a $150 million receivables securitization facility (the "Receivables Securitization") and $400 million of 9% Senior Subordinated Notes due 2008 (the "9% Notes"). The proceeds of the 9% Notes, together with a portion of the proceeds of the Credit Facility, were used to finance the conversion into cash of the common stock then outstanding that were not retained by existing stockholders and employees, to refinance
$107.8 million of indebtedness outstanding on the date of the Recapitalization and to pay related fees and expenses of the Recapitalization.

    In March 1998, the Company paid down $40.0 million of borrowings under the Credit Facility, funded by $20 million of proceeds from the sale of accounts receivable under the Receivables Securitization, increasing that facility limit to $170 million, and $20 million of cash generated by operations. As of December 31, 2000, the Credit Facility provided for (i) a $231.2 million term loan facility (the "Term Facility") consisting of (a) a $87.6 million tranche A term loan ("Tranche A"), (b) a $85.1 million tranche B term loan ("Tranche B") and (c) a $58.5 million tranche C term loan ("Tranche C"); and (ii) a $175.0 million revolving credit facility (the "Revolving Facility"). Of the $231.2 million outstanding under the Term Facility, $193.0 million is denominated in U.S. dollars, $27.8 million is denominated in British pounds and $10.4 million is denominated in Canadian dollars. Borrowings under the Term Facility and Revolving Facility bear interest at a range of rates, based upon the Company's leverage ratio, equal to, at the Company's option, the following:
Tranche A and Revolving Facility, LIBOR plus 1.25% to 2.25% or Prime Rate plus 0.25% to 1.25%; Tranche B, LIBOR plus 2.25% to 2.50% or Prime Rate plus 1.25% to 1.50%; and Tranche C, LIBOR plus 2.50% to 2.75% or Prime Rate plus 1.50% to 1.75%. The Company also pays a commitment fee equal to 0.50% per annum of the undrawn portion of each lender's commitment. Interest rates at December 31, 2000 were as follows: Tranche A--7.90% (LIBOR plus 1.50%); Tranche B--8.65% (LIBOR plus 2.25%); and Tranche C--8.90% (LIBOR plus 2.50%). The Term Facility has the following maturity periods from the date of inception: Tranche A--6 years, Tranche B--7 years and Tranche C--7.75 years. The Revolving Facility expires six years from the date of inception. The mandatory repayment schedule of the Term Facility is as follows: $18.5 million in 2001, $31.0 million in 2002, $22.7 million in 2003, $62.6 million in 2004, and $96.4 million in 2005. No amounts were outstanding under the Revolving Facility at December 31, 2000.

    The obligations of Fisher and the subsidiary borrowers under the Credit Facility are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries, which are direct subsidiaries of the Company or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher.

    The Credit Facility contains covenants of the Company and the subsidiary borrowers, including, without limitation, certain financial covenants and restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) minority investments, and
(v) the payment of cash dividends to shareholders. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA" or leverage ratio), minimum EBITDA and a limit on capital expenditures. The Company is in compliance with all covenants at December 31, 2000. Loans under the Term Facility are required to be prepaid with 50% of excess cash flow (as defined in the Credit Facility and subject to certain limits as specified therein), certain equity issuances of the Company, 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds, and certain debt issuances of the Company.

    On January 21, and November 20, 1998, the Company issued $400 million and $200 million, respectively, of 9% Senior Subordinated Notes. The 9% Senior Subordinated Notes issued in January were issued at par while the 9% Senior Subordinated Notes issued in November were issued net of an approximate
$7 million discount. The 9% Senior Subordinated Notes will mature on
February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The 9% Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness and rank PARI PASSU in light of payment with all other existing and future senior subordinated indebtedness of the Company. The 9% Notes are redeemable at the option of the Company at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. Upon a Change of Control Triggering Event (as defined in the Indenture under which the 9% Notes are issued), the Company will be required to make an offer to purchase all outstanding 9% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

    The Indenture under which the 9% Notes are issued contains covenants that restrict, among other things, (i) the ability of the Company and its subsidiaries to incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) merge or consolidate with any other person, and (iv) make minority investments, and contains other various covenants that are customary for transactions of this type.

    The Company also has outstanding $150.0 million aggregate principal amount of 7 1/8% Notes due December 15, 2005, which were sold on December 18, 1995 at a price to the public equal to 99.184% of principal bringing the effective interest rate to 7.5%.

    Other debt outstanding at December 31, 2000 totaled $63.6 million, of which $39.3 million is long-term in nature. This debt matures as follows:
$4.8 million in 2001, $5.6 million in 2002, $5.1 million in 2003, $2.1 million in 2004, $2.0 million in 2005, and $19.7 million thereafter.

NOTE 13--COMMITMENTS AND CONTINGENCIES

    The following is a summary of annual future minimum lease and rental commitments under operating leases as of December 31, 2000 (in millions):

2001........................................................  $20.2
2002........................................................   15.9
2003........................................................   10.4
2004........................................................    7.7
2005........................................................    7.2
Thereafter..................................................   27.6
                                                              -----
Net minimum lease payments..................................  $89.0
                                                              =====

    Total rental expense included in the accompanying statement of operations amounted to $17.6 million in 2000, $18.4 million in 1999, and $17.4 million in 1998.

    At December 31, 2000, the Company had letters of credit outstanding totaling $50.4 million, which primarily represent guarantees issued to local banks in support of borrowings by foreign subsidiaries of the Company, guarantees with respect to various insurance activities as well as performance letters of credit issued in the normal course of business. In addition, the Company has $6.4 million of insurance related letters of credit related to its inactive insurance subsidiary, each of which is collateralized by the cash of such subsidiary.

    In August 2000, the Company became a founding member of the New Health Exchange, an internet healthcare exchange founded by the Company, AmeriSource Health Corporation, Cardinal Health, Inc. and McKesson HBOC, Inc. Pursuant to the Limited Liability Company Agreement executed by Fisher, Fisher has committed to invest approximately $6.5 million in the entity in exchange for an approximate 13% ownership interest. Through December 31, 2000, the Company had funded $2.2 million of its investment commitment and recognized losses of approximately $1 million representing the Company's equity interest in the losses. The Company anticipates fulfilling the investment commitment during 2001.

    There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In addition, the Company has assumed certain insurance liabilities, including liabilities related to an inactive insurance subsidiary, primarily related to certain historical businesses of its former parent, including those related to workers' compensation, employers' liability, automobile, general and product liability. In view of the Company's financial condition and the accruals established for related matters, based on management's knowledge to date, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company's financial condition or results of operations.

    The Company is currently involved in various stages of investigation and remediation related to environmental protection matters. The potential costs related to environmental matters and the possible impact on future operations are difficult to predict given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company's responsibility. However, such costs could be material. Accruals for environmental liabilities are recorded, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon reports prepared by environmental specialists, management's knowledge to date and its experience with the foregoing environmental matters, and include potential costs for investigation, remediation, operation and maintenance of cleanup sites and related capital expenditures. Accrued liabilities for environmental matters were $31.0 million and $32.5 million at December 31, 2000 and 1999, respectively. Although these amounts do not include third-party recoveries, certain sites may be subject to indemnification. Management believes this accrual is adequate for the environmental liabilities expected to be incurred, and, as a result, believes that the ultimate liability incurred with respect to environmental matters will not have a material adverse effect on the Company's financial position or results of operations. However, future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies or changes in the conduct of Fisher's operations, may give rise to additional remedial or compliance costs which could have a material adverse effect on the Company's financial position or results of operations.

NOTE 14--STOCKHOLDERS' EQUITY (DEFICIT)

    The Preferred Stock and the Common Stock of the Company are each issuable in one or more series or classes, any or all of which may have such voting powers, full or limited, or no voting powers, and such designations, preferences and related participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are set forth in the Restated Certificate of Incorporation of Fisher or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by Fisher's Board of Directors, which is expressly authorized to set such terms for any such issue. At December 31, 2000, the Company's outstanding Common Stock included 13,035,290 of nonvoting shares. Warrants to purchase 2,583,315 shares of Common

Stock at $9.65 per share were issued as part of the Recapitalization and remain outstanding at December 31, 2000.

    On March 9, 1998, Fisher's Board of Directors declared a five-for-one stock split on the Company's Common Stock. As a result of the stock split, four additional shares of Common Stock were issued for each share of Common Stock held by the stockholders of record as of the close of business on March 19, 1998. All references in this report to the number of shares and per-share amounts have been restated as appropriate to give effect to the stock split. On May 12, 1998, the stockholders of the Company approved the Amendment to the Restated Certificate of Incorporation of the Company increasing the authorized number of shares of Common Stock that may be issued from 50,000,000 to 100,000,000. Effective March 29, 1999, certain equity investors exchanged 9,000,000 shares of Common Stock for the same amount of nonvoting Common Stock.

NOTE 15--EARNINGS PER SHARE

    The following is a reconciliation of the shares used in the computation of basic and diluted earnings (loss) per share for 2000, 1999, and 1998 (in millions):

                                                             2000       1999       1998
                                                           --------   --------   --------
Weighted average shares of common stock outstanding used
  in the computation of basic earnings (loss) per
  share..................................................    40.1       40.0     40.0
Common stock equivalents.................................     4.3        2.8     --
                                                             ----       ----       ----
  Shares used in the computation of diluted earnings
    (loss) per share.....................................    44.4       42.8     40.0
                                                             ====       ====       ====

    The weighted average amount of outstanding antidilutive common stock options excluded from the computation of diluted earnings (loss) per share was
0.2 million, 1.6 million and 7.3 million at December 31, 2000, 1999, and 1998, respectively. Additionally, at December 31, 1998, the Company had antidilutive warrants outstanding to purchase 2.6 million shares that were excluded from the computation of diluted earnings per share.

NOTE 16--INCOME TAXES

    The domestic and foreign components of income (loss) before income taxes are as follows (in millions):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Domestic.............................................   $25.6      $44.1      $(49.1)
Foreign..............................................    12.2       13.7       (11.2)
                                                        -----      -----      ------
  Income (loss) before income taxes..................   $37.8      $57.8      $(60.3)
                                                        =====      =====      ======

    The components of the income tax provision (benefit) are as follows (in millions):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Current income tax expense (benefit):
  Federal............................................   $ 5.7      $ 8.9      $  3.1
  State..............................................     0.4       (1.0)        0.4
  Foreign............................................     6.7        6.0         3.5
                                                        -----      -----      ------
    Total current....................................    12.8       13.9         7.0
                                                        -----      -----      ------

Deferred income tax expense (benefit):
  Federal............................................     1.5        8.3       (13.8)
  State..............................................     0.1        6.5        (4.0)
  Foreign............................................     0.7        5.7          --
                                                        -----      -----      ------
    Total deferred...................................     2.3       20.5       (17.8)
                                                        -----      -----      ------
Total income tax provision (benefit).................   $15.1      $34.4      $(10.8)
                                                        =====      =====      ======

    The principal items accounting for the differences in taxes on income (loss) computed at the applicable U.S. statutory rate and as recorded are as follows (in millions):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Taxes computed at statutory rate.....................   $13.2      $20.2      $(21.1)
Foreign taxes over U.S. rate and foreign losses not
  tax benefitted (net)...............................     0.7        5.5         6.3
State income taxes (net of federal benefit)..........     0.3        3.5        (2.4)
Nondeductible permanent items........................     2.4        6.0         5.2
Other................................................    (1.5)      (0.8)        1.2
                                                        -----      -----      ------
  Income tax provision (benefit).....................   $15.1      $34.4      $(10.8)
                                                        =====      =====      ======

    The tax effects of temporary items that gave rise to significant portions of the deferred tax accounts are as follows at December 31 (in millions):

                                                               2000       1999
                                                             --------   --------
Deferred tax assets:
  Postretirement benefit costs other than pension..........   $ 26.0     $ 29.3
  Environmental accruals...................................     12.2       13.2
  Operating losses.........................................     34.4       34.1
  Goodwill.................................................       --        4.4
  Accrued employee benefits................................     28.5       27.2
  Restructuring accruals...................................      3.8        6.3
  Other items not deductible until paid....................     48.3       39.7
                                                              ------     ------
  Gross deferred tax assets................................    153.2      154.2
  Less valuation allowance.................................    (26.3)     (31.7)
                                                              ------     ------
    Total deferred tax assets..............................    126.9      122.5
                                                              ------     ------
Deferred tax liabilities:
  Goodwill.................................................     20.9       19.8
  Property, plant and equipment............................     11.4       10.7
  Other....................................................      7.8        7.0
                                                              ------     ------
    Total deferred tax liabilities.........................     40.1       37.5
                                                              ------     ------
Net deferred tax assets....................................   $ 86.8     $ 85.0
                                                              ======     ======

    Deferred tax assets include the benefit of net operating loss carryforwards subject to appropriate valuation allowances. The Company evaluates the tax benefits of operating loss carryforwards on an ongoing basis taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period and other circumstances. At December 31, 2000, the Company had accumulated net operating loss carryforwards for tax purposes expiring as follows (in millions):

                                              FOREIGN     STATE     FEDERAL
                                              --------   --------   --------
2001........................................   $ 0.7      $  --       $ --
2002........................................     2.0         --         --
2003........................................     1.6        2.4         --
2004........................................     0.3        4.4         --
2005........................................      --        3.7         --
2006........................................      --        3.4         --
2008........................................      --        8.1         --
2009........................................      --       11.9         --
2013........................................      --        5.5         --
2014........................................      --        7.1         --
2018........................................      --        9.4         --
2019........................................      --       18.1        6.4
No Expiration...............................    72.1         --         --
                                               -----      -----       ----
  Total.....................................   $76.7      $74.0       $6.4
                                               =====      =====       ====

    SFAS No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowances at December 31, 2000 and 1999 predominantly represent allowances against foreign net operating losses which are not anticipated to result in future tax benefits.

    Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $28 million at December 31, 2000. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. The Company intends to periodically make distributions from its foreign subsidiaries to its U.S. parent. These distributions will only be made at such time that they are deemed to be tax efficient. The Company does not anticipate any additional U.S. tax liability above that which has previously been recorded.

    Fisher and its former parent are parties to a Tax Sharing Agreement that provides for (i) the payment of taxes for periods during which Fisher and its former parent were included in the same consolidated, combined or unitary group for federal, state or local income tax purposes, (ii) the allocation of the responsibility for the filing of tax returns, (iii) the cooperation of the parties in realizing certain tax benefits, (iv) the conduct of tax audits and
(v) various related matters.

NOTE 17--RETIREMENT BENEFITS

    The Company has defined benefit pension plans available to substantially all employees that are either fully paid for by the Company or provide for mandatory employee contributions as a condition of participation. Under the cash balance plan in the United States, a participating employee accumulates a cash balance account which is credited monthly with a 3.5% of compensation allocation and interest. The Company's funding policy is to contribute annually the statutorily required minimum amount as actuarially determined.

    The Company, generally at its own discretion, provides a postretirement health care program that is administered by the Company to employees who elect to and are eligible to participate. Fisher funds a portion of the costs of this program on a self-insured and insured-premium basis and, for the years ended December 31, 2000, 1999, and 1998, made payments totaling $2.1 million,
$1.7 million and $1.7 million, respectively.

    The changes in benefit obligations and plan assets were as follows at December 31 (in millions):

                                                                                           OTHER
                                                                                      POSTRETIREMENT
                                                               PENSION BENEFITS          BENEFITS
                                                              -------------------   -------------------
CHANGE IN BENEFIT OBLIGATION                                    2000       1999       2000       1999
----------------------------                                  --------   --------   --------   --------
Benefit obligation at beginning of year.....................   $238.6     $233.1     $26.9      $32.7
  Service costs.............................................      9.0        9.5       0.4        0.4
  Interest costs............................................     16.4       15.1       1.6        1.8
  Plan participants' contribution...........................      0.7        0.7        --         --
  Plan amendment............................................      0.1        1.6      (1.8)        --
  Actuarial (gain) loss.....................................      0.4       (7.4)     (0.6)      (6.2)
  Acquisition...............................................       --        0.9        --         --
  Benefits paid.............................................    (17.2)     (13.6)     (2.1)      (1.7)
  Currency translation adjustment...........................     (3.5)      (1.3)     (0.4)      (0.1)
                                                               ------     ------     -----      -----
Benefit obligation at end of year...........................   $244.5     $238.6     $24.0      $26.9
                                                               ======     ======     =====      =====

                                                               PENSION BENEFITS
                                                              -------------------
CHANGE IN PLAN ASSETS                                           2000       1999
---------------------                                         --------   --------
Fair value of plan assets at beginning of year..............   $276.9     $251.9
  Actual return on plan assets..............................     59.5       37.5
  Employer contribution.....................................      2.1        1.6
  Plan participants' contribution...........................      0.7        0.7
  Benefits paid.............................................    (17.2)     (13.6)
  Currency translation adjustment...........................     (4.2)      (1.2)
                                                               ------     ------
Fair value of plan assets at end of year....................   $317.8     $276.9
                                                               ======     ======

    The funded status of the Company's pension and postretirement programs was as follows at December 31 (in millions):

                                                                                           OTHER
                                                                                      POSTRETIREMENT
                                                               PENSION BENEFITS          BENEFITS
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Funded status...............................................   $ 73.3     $ 38.3     $(24.0)    $(26.9)
Unrecognized net actuarial gain.............................    (65.5)     (31.0)     (28.8)     (30.2)
Unrecognized prior service costs............................     (5.1)      (5.7)     (11.4)     (11.8)
Unrecognized net transition obligation......................      0.1       (0.8)        --         --
Adjustment required to recognize minimum liability..........     (3.0)      (2.7)        --         --
                                                               ------     ------     ------     ------
Accrued benefit liability...................................   $ (0.2)    $ (1.9)    $(64.2)    $(68.9)
                                                               ======     ======     ======     ======

    The net periodic pension costs and postretirement health care benefit income includes the following components for the years ended December 31 (in millions):

                                                                                                     OTHER
                                                                                                 POSTRETIREMENT
                                                               PENSION BENEFITS                     BENEFITS
                                                        ------------------------------   ------------------------------
                                                          2000       1999       1998       2000       1999       1998
                                                        --------   --------   --------   --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST (INCOME)
Service cost..........................................   $  9.0     $  9.5     $  8.1     $ 0.4      $ 0.4      $ 0.7
Interest cost.........................................     16.4       15.1       14.6       1.6        1.8        2.1
Expected return on plan assets........................    (23.2)     (21.2)     (20.3)       --         --         --
Amortization of unrecognized net (gain) loss..........       --        0.2         --      (2.4)      (2.1)      (2.3)
Amortization of unrecognized prior service cost.......     (0.6)      (0.6)      (0.6)     (2.2)      (2.1)      (2.1)
Amortization of unrecognized net transition
  asset...............................................     (0.8)      (0.9)      (1.1)       --         --         --
Special termination benefit loss......................       --         --        0.7        --         --         --
Settlement / Curtailment (gain) loss..................     (1.0)        --        1.3        --        0.1        0.2
                                                         ------     ------     ------     -----      -----      -----
    Net periodic benefit cost (income)................   $ (0.2)    $  2.1     $  2.7     $(2.6)     $(1.9)     $(1.4)
                                                         ======     ======     ======     =====      =====      =====

    In 1993, the Company amended certain of its existing postretirement health care programs creating an unrecognized prior service benefit. The unrecognized prior service benefit is being amortized over approximately 13 years.

    The development of the net periodic pension cost and the projected benefit obligation was based upon the following assumptions:

                                                                2000       1999       1998
                                                              --------   --------   --------
Discount rate...............................................    7.50%      7.50%      6.75%
Average rate of increase in employee compensation...........    4.00%      4.00%      4.00%
Expected long-term rate of return on assets.................    9.75%      9.75%      9.75%

    The date used to measure plan assets and liabilities was October 31 in each year. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

    The weighted average discount rate used in determining the accumulated postretirement health care benefit obligation was 7.5% for December 31, 2000 and 1999, and 6.75% for December 31, 1998. A 7.75% annual rate of increase in per capita cost of covered health care benefits was assumed for 2000 which gradually decreases to an average ultimate rate of 7.25%. Because of limitations on the Company's contributions under the amended health care program, changes in the health care trend rate assumption do not have a significant effect on the amounts reported. To illustrate, a change in the assumed health care cost trend rate by 1 percentage point effective January 2000 would change the accumulated postretirement benefit obligation as of December 31, 2000 by approximately
$0.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2000 by approximately $0.1 million.

    The Company also maintains a defined contribution savings and profit sharing plan (the "Plan"). The Plan allows eligible employees to participate after six months and 500 hours of service. Participants may elect to contribute between 1% and 15% of their annual compensation as defined in the Plan. The Company is obligated to contribute an amount equal to 25% of each employee's basic contribution, as defined, and may, at the discretion of the Company, contribute additional amounts. For the years ended December 31, 2000, 1999, and 1998 the Company's contributions to the Plan were $4.1 million, $4.2 million, and $2.5 million, respectively.

NOTE 18--STOCK AND OTHER PLANS

    STOCK PLANS

    Under the Company's 1998 Equity and Incentive Plan ("1998 Plan"), the Company may grant up to an aggregate of 10,000,000 shares of stock. Awards under the 1998 Plan may be made in the form of options (whether incentive or otherwise), stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. Options granted have a term of ten years and generally vest either over a three to five year period in equal installments or in one installment nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets and other factors. The Company has also granted options to purchase 758,333 shares of Common Stock having a ten year term and vesting five to nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or unless "put" to the Company by the executive or "called" by the Company in accordance with the terms of the respective grant agreements. The total "put" and/or "call" rights are limited to $14.5 million plus interest, of which $4.5 million expired during 2000 in accordance with the terms of the option agreement and was reclassified from other liabilities to equity. Options have generally been granted at fair market value. The exercise price of all options outstanding on April 15, 1999 was reduced by $0.15 per share as a result of the spinoff of ProcureNet (see
Note 5--Operations To Be Disposed Of). During 2000, the Company recorded a noncash compensation expense of $3.7 million in selling, general and administrative expense relating to a one-time change in the terms of certain stock options.

    Prior to the 1998 Plan, Fisher had three stock option plans. Under these plans, the Company granted options of 21,982,000 through January 21, 1998 at which point all outstanding options vested, pursuant to the Merger Agreement. Outstanding options under these stock plans were granted at 100% of market value on the date of grant.

    A summary of the status of the Company's stock option plans at December 31, 2000, 1999, and 1998 and changes during the years then ended is presented in the following table:

                                                    2000                  1999                  1998
                                             -------------------   -------------------   -------------------
                                                        WEIGHTED              WEIGHTED              WEIGHTED
                                                        AVERAGE               AVERAGE               AVERAGE
                                              SHARES    EXERCISE    SHARES    EXERCISE    SHARES    EXERCISE
                                              (000)      PRICE      (000)      PRICE      (000)      PRICE
                                             --------   --------   --------   --------   --------   --------
Outstanding at beginning of year..........    6,950      $14.07     7,269      $14.47     17,570     $ 6.45
Granted...................................      920       28.73       523       19.03      7,544      14.48
Exercised.................................      (36)       9.64       (23)       9.64         --         --
Canceled / Expired / Forfeited............     (441)      16.46      (819)      19.61    (17,845)      6.57
                                              -----                 -----                -------
Outstanding at end of year................    7,393      $15.68     6,950      $14.07      7,269     $14.47
                                              =====                 =====                =======
Exercisable at end of year................    2,500      $10.73     1,103      $ 9.68         --     $   --
Weighted average fair value of options
  granted.................................               $ 9.27                $ 5.04                $ 3.95

    The following table summarizes information about stock options outstanding at December 31, 2000.

                                                                                        OPTIONS
                                                 OPTIONS OUTSTANDING                  EXERCISABLE
                            -------------------------------------------------------------
                                                                              ----------------------------
                              NUMBER      WEIGHTED AVERAGE      WEIGHTED        NUMBER         WEIGHTED
         RANGE OF           OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
      EXERCISE PRICE           (000)      CONTRACTUAL LIFE   EXERCISE PRICE      (000)      EXERCISE PRICE
--------------------------  -----------   ----------------   --------------   -----------   --------------
    $ 7.00 -- $11.00......     3,649             7.0             $ 9.50          2,123          $ 9.50
     11.01 --  15.00......       171             7.2              12.50             79           12.45
     15.01 --  18.00......       201             7.4              17.39            122           17.38
     18.01 --  22.00......     2,363             7.3              19.34            153           19.47
     22.01 --  26.00......       329             9.2              24.33             23           24.37
     26.01 --  30.00......       258             7.1              28.80             --              --
     30.01 --  34.00......       227             9.0              32.17             --              --
     34.01 --  38.00......       192             9.5              36.70             --              --
     38.01 --  42.00......         3             9.2              42.00             --              --
                               -----                                             -----
                               7,393                                             2,500
                               =====                                             =====

    Pursuant to the Merger Agreement, the vesting of all options accelerated on the date of the Recapitalization. Of the 17,570,000 options outstanding at December 31, 1997, approximately 6,720,000 were converted to cash and the remainder were converted to common stock. When the options were converted, the Company recorded compensation expense of approximately $56 million to reflect the "cashless" conversion of the options into cash or common stock having a value on the date of the Recapitalization equal to the product of (x) the excess of $9.65 over the exercise price per share of Common Stock subject to such option, and (y) the total number of shares of Common Stock subject to such option, subject to any required tax withholdings.

    RESTRICTED UNIT PLAN

    Pursuant to the restricted unit plan of Fisher, each non-employee director of the Company received a one-time grant of 25,000 units upon becoming a director of the Company. The units represent the right to receive an equivalent number of shares of Common Stock upon separation from service as a member of the Board of Directors, subject to certain restrictions. The units are subject to certain transfer restrictions for a specified period during which the director has the right to receive dividends. The units vest 25% for each year of service. Unvested units are generally forfeited if the director ceases to be a non-employee director prior to the end of the restricted period. During 1996 and 1991, 25,000 and 100,000 units, respectively, were granted under the restricted unit plan. Pursuant to the Merger Agreement, the vesting of all units accelerated and the units were converted to cash.

    SFAS 123 PRO FORMA DISCLOSURES

    Had compensation cost for options granted subsequent to January 1, 1995 been based upon fair value determined under SFAS No. 123, the Company's 2000, 1999, and 1998 net income (loss) would have been $20.4 million, $20.3 million, and ($51.2) million, respectively, with basic earnings (loss) per share of $0.51 for both 2000 and 1999 and ($1.28) for 1998, and diluted earnings (loss) per share of $0.46, $0.47, and ($1.28) for 2000, 1999, and 1998, respectively. The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000, 1999, and 1998: risk-free interest rates of approximately 6.0%, 6.6% and 5.2%, respectively, annual dividend of $0; expected lives of 5 years and expected volatility of 55%, 48%, and 50%, respectively. In order to reflect the restrictive nature of the stock underlying the options granted, discount factors of 33% and 25%, depending upon the specific type of option, were applied in determining fair value.

NOTE 19--RESTRUCTURING AND OTHER CHARGES

    In the third quarter of 2000, the Company recorded a $2.0 million restructuring credit, which consisted of a $0.7 million reversal of the restructuring charge recorded in 1999 due to revised estimates of severance and related obligations and a $1.3 million reversal of restructuring charges recorded in years prior to 1999 due to revised estimates.

    In the fourth quarter of 1999, the Company recorded a $1.5 million net restructuring credit, which consisted of a $2.1 million restructuring charge related to its long-term restructuring plan and a $3.6 million reversal of prior period restructuring charges due to revised estimates. The 1999 restructuring charge reflected consolidation and downsizing of the Company's German operations, which are included in the international distribution segment. The charge resulted from a plan that was adopted in December 1999. The charge related to severance and related costs for the termination of approximately 22 warehouse, customer service, and sales employees. As of December 31, 2000, the Company had expended $1.0 million and reversed $0.7 million of the $2.1 million accrual. The plan was substantially completed at December 31, 2000 and the remaining accrual of $0.4 million is expected to be expended in 2001. The
$3.6 million reversal of prior period restructuring charges was comprised of a $3.0 million reduction of severance due to organizational changes and voluntary separations that occurred during 1999 which were not anticipated in prior periods and a $0.6 million reduction due to revised estimates for the closing of logistics centers in the United States.

    In the fourth quarter of 1998, the Company recorded $23.6 million of restructuring and other charges which included $26.5 million of charges related to its long-term restructuring plan and $2.9 million of reversals for adjustments to prior period restructuring charges due to revised estimates. In 1998, restructuring and other charges included international asset impairment charges attributable to the economic slow-down in the Far East, write-offs of information systems due to a change in management's global information system strategy, and employee separation and other exit costs due to a restructuring in the U.S. and Europe of the Company's management team and selected components of its sales force. These charges consisted of $13.6 million related to noncash asset impairments, $12.0 million of accruals for employee separation arrangements and $0.9 million of exit costs.

    Asset impairment charges in 1998 included $0.9 million of goodwill and other intangibles and $12.7 million of property, plant and equipment. The property, plant and equipment impairment charge included $4.7 million related to land in the Far East which the Company no longer planned to develop and warehouses in the same region that were impaired due to reduced volume and projected operating losses. The impairment amounts were based on independent appraisals. The remainder of the property, plant and equipment impairment charge is primarily attributable to global information system software that the Company no longer used due to a change in system strategy. The charge for employee separation arrangements related to the termination and other severance costs associated with approximately 139 salaried and hourly employees, essentially all of whom were terminated as of December 31, 1999. The other exit costs primarily related to the European restructuring. The 1998 restructuring plan was substantially completed during 1999. At December 31, 2000, the Company had $1.1 million of long-term severance accruals remaining which are expected to be expended during 2001. The Company expended $2.7 million in cash and reversed $0.2 million of accruals during 2000.

    At December 31, 1999, the Company also had $3.9 million of accruals remaining from restructuring charges recorded in years prior to 1998. During the year ended December 31, 2000, the Company expended $1.7 million and reversed an additional $1.1 million of these accruals based upon revised estimates. The remaining accrual of $1.1 million relates primarily to long-term lease and severance obligations and is expected to be expended during 2001.

NOTE 20--SEGMENT AND GEOGRAPHICAL FINANCIAL INFORMATION

    Selected business segment financial information for the years ended December 31, 2000, 1999, and 1998 is shown below (in millions):

                                                                                    INCOME (LOSS) FROM
                                                         SALES                          OPERATIONS
                                             ------------------------------   ------------------------------
                                               2000       1999       1998       2000       1999       1998
                                             --------   --------   --------   --------   --------   --------
Domestic distribution......................  $2,164.0   $1,992.9   $1,864.7    $140.5     $123.5     $113.2
International distribution.................     451.0      478.8      421.1       9.7        7.8       (1.5)
Laboratory workstations....................     156.0      182.6      151.7       4.2       24.7       21.0
Technology.................................        --         --         --        --      (11.3)     (15.1)
                                             --------   --------   --------    ------     ------     ------
    Segment sub-total......................   2,771.0    2,654.3    2,437.5     154.4      144.7      117.6
Recapitalization-related costs.............        --         --         --        --         --      (71.0)
Restructuring & other (charges) credits....        --         --         --       2.0        1.5      (23.6)
Eliminations...............................    (148.7)    (139.8)    (143.1)     (0.1)       0.6       (0.2)
                                             --------   --------   --------    ------     ------     ------
    Total..................................  $2,622.3   $2,514.5   $2,294.4    $156.3     $146.8     $ 22.8
                                             ========   ========   ========    ======     ======     ======

    Income (loss) from operations is revenue less related direct and allocated expenses. Intercompany sales and transfers between segments were not material for 2000, 1999, or 1998. External customer sales of the domestic distribution segment were $2,023.9 million, $1,860.5 million, and $1,729.8 million for 2000, 1999, and 1998, respectively.

    The domestic and international distribution segments accounted for ($1.0) million and ($1.0) million, respectively, of the 2000 restructuring credit; ($2.8) million and $1.3 million, respectively, of the 1999 restructuring credit; and $15.3 million and $8.3 million, respectively, of the 1998 restructuring charge. See Note 19--Restructuring and Other Charges.

                                                                                                       DEPRECIATION AND
                                          ASSETS                    CAPITAL EXPENDITURES                 AMORTIZATION
                              ------------------------------   ------------------------------   ------------------------------
                                2000       1999       1998       2000       1999       1998       2000       1999       1998
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Domestic distribution.......  $  841.0   $  808.4   $  699.9    $19.4      $22.9      $47.3      $38.2      $36.6      $33.1
International
  distribution..............     394.5      435.4      486.6      4.9       12.8       14.4       16.5       16.9       13.0
Laboratory workstations.....     150.2      158.8      156.4      5.1        5.0        3.8        8.9        8.9        6.9
Technology..................        --         --       14.7       --        0.4        1.7         --         --         --
                              --------   --------   --------    -----      -----      -----      -----      -----      -----
    Total...................  $1,385.7   $1,402.6   $1,357.6    $29.4      $41.1      $67.2      $63.6      $62.4      $53.0
                              ========   ========   ========    =====      =====      =====      =====      =====      =====

    The Company operates or sells to customers in approximately 145 countries outside the United States. Sales outside the United States comprised 19%, 21%, and 20% of consolidated sales in 2000, 1999, and 1998, respectively. No single foreign country accounted for more than 10% of consolidated sales during the past three years.

                                                              LONG-LIVED ASSETS
                                                             -------------------
                                                               2000       1999
                                                             --------   --------
LONG-LIVED ASSETS BY GEOGRAPHIC AREA:
Domestic...................................................   $202.9     $192.3
International..............................................     48.4       55.2
                                                              ------     ------
Total......................................................   $251.3     $247.5
                                                              ======     ======

    Fisher's product portfolio is comprised of consumable products, such as laboratory supplies and specialty chemicals, and durables. Approximately 80% of 2000, 1999 and 1998 sales were of consumable products and 20% of 2000, 1999, and 1998 sales were of durable products.

NOTE 21--RELATED PARTIES

    The Company paid a one-time transaction fee in 1998 aggregating $20 million and will pay an aggregate annual management fee of $1 million to certain affiliates of THL. In exchange for the transaction fee, THL and its affiliates provided equity commitments for the Recapitalization, arranged additional equity financing, arranged the Recapitalization debt financing and structured and negotiated the Recapitalization. In return for the annual management fee, THL, and certain of its affiliates, provide consulting and management advisory services. Additionally, in connection with the Recapitalization and the related debt financings, the Company paid its other equity investors (excluding management) one-time fees aggregating approximately $35 million in 1998.

    One of the Company's equity investors is a financial institution that provides financing to the Company at terms that are considered to be at arm's-length.

NOTE 22--SUBSEQUENT EVENT

    On February 14, 2001, the Company acquired the pharmaceutical packaging services business from Covance, Inc., for $137.5 million. The acquired company, renamed Fisher Clinical Services Inc., enables pharmaceutical and biotechnology companies and other customers to outsource the packaging of prescription drugs used in clinical trials. The Company financed this acquisition with the sale of receivables under the Receivable Securitization and will account for the acquisition under the purchase method of accounting.

NOTE 23--UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The Company's common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol FSH. The following is a summary of quarterly financial information for 2000 and 1999 including the high and low closing sale prices of the stock as reported by the NYSE for each of the quarterly periods listed (in millions, except per share data):

                                                                          2000
                                                  ----------------------------------------------------
                                                   FIRST      SECOND     THIRD      FOURTH      YEAR
                                                  --------   --------   --------   --------   --------
Sales (a).......................................   $653.2     $662.1     $662.3     $644.7    $2,622.3
Gross profit (a)................................    164.8      162.1      162.9      158.5       648.3
Net income (b)..................................      8.5        9.4       13.1       (8.3)       22.7
Earnings per common share:
  Basic.........................................   $ 0.21     $ 0.23     $ 0.33     $(0.21)   $   0.57
  Diluted.......................................     0.19       0.21       0.30      (0.21)       0.51
Market price:
  High..........................................   $49.63     $43.25     $35.44     $45.19
  Low...........................................    32.06      24.73      20.06      34.06

                                                                          1999
                                                  ----------------------------------------------------
                                                   FIRST      SECOND     THIRD      FOURTH      YEAR
                                                  --------   --------   --------   --------   --------
Sales (a).......................................   $611.8     $626.6     $643.2     $632.9    $2,514.5
Gross profit (a)................................    158.4      156.4      160.8      153.5       629.1
Net income (c)..................................      3.5        5.6        8.4        5.9        23.4
Earnings per common share:
  Basic.........................................   $ 0.09     $ 0.14     $ 0.21     $ 0.15    $   0.59
  Diluted.......................................     0.08       0.13       0.20       0.13        0.55
Market price:
  High..........................................   $20.06     $22.31     $23.88     $43.00
  Low...........................................    16.38      16.88      17.63      22.50

---------

(a) The Company adopted the Financial Accounting Standards Board's Emerging Issues Task Force consensus 00-10 "Accounting for Shipping and Handling Fees and Costs," in the fourth quarter of 2000. Application of this consesnus resulted in the reclassification of prior period financial results to reflect shipping and handling fees as revenue and shipping and handling costs as cost of sales. These amounts were previously recorded in selling, general and administrative expense. The reclassifications had no effect on operating or net income.

(b) During the third quarter of 2000, Fisher recorded a $2.0 million
    ($1.4 million, net of tax) restructuring credit. See Note 19--Restructuring and Other Charges.

(c) During the fourth quarter of 1999, Fisher recorded a $1.5 million
    ($0.9 million, net of tax) restructuring credit. See Note 19--Restructuring and Other Charges.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                         Page
                                       --------
Prospectus Summary...................      1
Risk Factors.........................      6
Special Note Regarding
  Forward-looking Information........     11
Use of Proceeds......................     11
Price Range of Common Stock..........     12
Dividend Policy......................     12
Capitalization.......................     13
Selected Financial Data..............     14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation.......................     16
Business.............................     23
Management...........................     30
Principal and Selling Stockholders...     32
Description of Capital Stock.........     36
Shares Eligible for Future Sale......     40
Underwriting.........................     41
Where You Can Find More Information..     43
Incorporation by Reference...........     43
Legal Matters........................     44
Experts..............................     44
Index to Financial Statements........    F-1

                               12,000,000 Shares

                               FISHER SCIENTIFIC
                               INTERNATIONAL INC.

                                  Common Stock

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by us. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee........................................  $118,094
NYSE Listing Fees...........................................     *
NASD Filing Fee.............................................    30,500
Legal Fees and Expenses.....................................     *
Transfer Agent and Registrar Fees and Expenses..............     *
Accounting Fees and Expenses................................     *
Blue Sky Fees Expenses (including counsel fees).............     *
Printing Expenses...........................................     *
Miscellaneous...............................................     *
                                                              --------
  TOTAL.....................................................  $  *
                                                              ========

---------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

    "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

    ARTICLE FIFTEENTH of Fisher's Certificate of Incorporation provides as follows:

    FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in this paragraph
(b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

    (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    (4) Insurance. The Corporation may maintain insurance, at its expense, to project itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
---------------------                           -----------
         1              Form of Underwriting Agreement.*
         4.1            Specimen Certificate of Common Stock, $.01 par value per
                        share, of the Company. Incorporated by reference to
                        Exhibit 5 to the Company's Registration Statement on
                        Form 8-A, filed on November 7, 1991.
         4.2            Certificate of Designation of Non-Voting Stock. Incorporated
                        by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K filed on March 31, 1999.

EXHIBIT
NUMBER                                          DESCRIPTION
---------------------                           -----------
         4.3            Certificate of Designation of Series B Non-Voting Common
                        Stock. Incorporated by reference to Exhibit 3.4 to the
                        Company's Annual Report on Form 10-K filed on March 31,
                        1999.
         4.4            Amended and Restated Investors' Agreement dated March 29,
                        1999 (the "Investors' Agreement") among the Company and (i)
                        Thomas H. Lee Equity Fund III, L.P. ("THL"), certain
                        individuals associated with THL, THL-CCI Limited
                        Partnership, THL Foreign Fund III, L.P., and THL FSI Equity
                        Investors, L.P., (ii) DLJ Merchant Banking Partners II,
                        L.P., DLJ Offshore Partners II, C.V., DLJ Diversified
                        Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking
                        Partners II-A, L.P., DLJ Diversified Partners-A , L.P., DLJ
                        Millenium Partners, L.P., DLJ Millennium Partners-A, L.P.,
                        UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P.,
                        DLJ ESC II, L.P. and DLJ First ESC, L.P., (iii) Chase Equity
                        Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
                        KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc.
                        Incorporated by reference to Exhibit 10.7 to the Company's
                        Annual Report on Form 10-K for the year ended December 31,
                        1998, filed on March 31, 1999.
         4.5            Amendment No. 1 to the Investors' Agreement dated May 14,
                        2000. Incorporated by reference to Exhibit 10.17 to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 2000, filed on March 29, 2001.
         4.6            Credit Agreement among Fisher, Certain Subsidiaries of
                        Fisher, Various Lending Institutions, The Chase Manhattan
                        Bank, as Administrative Agent, The Chase Manhattan Bank of
                        Canada, as Administrative Agent, Chase Manhattan
                        International Limited, as U.K. Administrative Agent, Merrill
                        Lynch Capital Corporation, as Syndication Agent, and DLJ
                        Capital Funding, Inc., as Documentation Agent, dated as of
                        January 21, 1998 (the "Credit Agreement"). Incorporated by
                        reference to Exhibit 3 to the Company's Current Report on
                        Form 8-K dated January 21, 1998, filed on February 6, 1998.
         4.7            First Amendment and Waiver to the Credit Agreement dated as of November 13, 1998, and Second Amendment and Waiver to the
                        Credit Agreement dated as of December 31, 1998. Incorporated by reference to Exhibits 10.5 and 10.6 respectively of the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 1998, filed on March 31, 1999.
         4.8            Third Amendment and Waiver to the Credit Agreement dated as of April 15, 2000, and Fourth Amendment and Waiver to the
                        Credit Agreement dated as of February 9, 2001. Incorporated by reference to Exhibits 10.16 and 10.18 respectively to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 2000, filed on March 29, 2001.
         5              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP related to the shares of common stock being offered.*
        23.1            Consent of Deloitte & Touche LLP.
        23.2            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5).*
        24              Powers of Attorney (included in the signature page of this
                        Registration Statement).

---------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on this 5th day of April, 2001.

                                                       FISHER SCIENTIFIC INTERNATIONAL INC.

                                                       By              /s/ TODD M. DUCHENE
                                                            -----------------------------------------
                                                                         Todd M. DuChene
                                                               VICE PRESIDENT, GENERAL COUNSEL AND
                                                                            SECRETARY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Meister, Todd M. DuChene, and Kevin P. Clark, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related Registration Statement filed pursuant to Rule 462(b)) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Fisher Scientific International Inc. and on the date indicated.

                        NAME                                     TITLE                   DATE
                        ----                                     -----                   ----
                /s/ PAUL M. MONTRONE
     -------------------------------------------       Chairman of the Board and    April 5, 2001
                  Paul M. Montrone                       Chief Executive Officer

                 /s/ PAUL M. MEISTER                   Vice Chairman of the
     -------------------------------------------         Board and Executive        April 5, 2001
                   Paul M. Meister                       Vice President

                 /s/ KEVIN P. CLARK
     -------------------------------------------       Vice President and Chief     April 5, 2001
                   Kevin P. Clark                        Financial Officer

                /s/ MITCHELL J. BLUTT
     -------------------------------------------       Director                     April 5, 2001
                  Mitchell J. Blutt

                        NAME                                     TITLE                   DATE
                        ----                                     -----                   ----
                  /s/ ROBERT A. DAY
     -------------------------------------------       Director                     April 5, 2001
                    Robert A. Day

               /s/ MICHAEL D. DINGMAN
     -------------------------------------------       Director                     April 5, 2001
                 Michael D. Dingman

                /s/ ANTHONY J. DINOVI
     -------------------------------------------       Director                     April 5, 2001
                  Anthony J. DiNovi

                /s/ DAVID V. HARKINS
     -------------------------------------------       Director                     April 5, 2001
                  David V. Harkins

                /s/ SCOTT M. SPERLING
     -------------------------------------------       Director                     April 5, 2001
                  Scott M. Sperling

                 /s/ KENT R. WELDON
     -------------------------------------------       Director                     April 5, 2001
                   Kent R. Weldon

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
         1              Form of Underwriting Agreement.*

         4.1 Specimen Certificate of Common Stock, $.01 par value per share, of the Company. Incorporated by reference to
                        Exhibit 5 to the Company's Registration Statement on
                        Form 8-A, filed on November 7, 1991.

         4.2            Certificate of Designation of Non-Voting Stock. Incorporated
                        by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K filed on March 31, 1999.

         4.3            Certificate of Designation of Series B Non-Voting Common
                        Stock. Incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K filed on March 31,
                        1999.

         4.4            Amended and Restated Investors' Agreement dated March 29,
                        1999 among (the "Investors' Agreement") the Company and
                        (i) Thomas H. Lee Equity Fund III, L.P. ("THL"), certain
                        individuals associated with THL, THL-CCI Limited
                        Partnership, THL Foreign Fund III, L.P., and THL FSI Equity
                        Investors, L.P., (ii) DLJ Merchant Banking Partners II,
                        L.P., DLJ Offshore Partners II, C.V., DLJ Diversified
                        Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking
                        Partners II-A, L.P., DLJ Diversified Partners-A, L.P., DLJ
                        Millenium Partners, L.P., DLJ Millennium Partners-A, L.P.,
                        UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P.,
                        DLJ ESC II, L.P. and DLJ First ESC, L.P., (iii) Chase Equity
                        Associates, L.P. ("Chase Equity") and (iv) Merrill Lynch
                        KECALP L.P. 1997, KECALP Inc., and ML IBK Positions, Inc.
                        Incorporated by reference to Exhibit 10.7 to the Company's
                        Annual Report on Form 10-K for the year ended December 31,
                        1998, filed on March 31, 1999.

         4.5            Amendment No. 1 to the Investors' Agreement dated May 14,
                        2000. Incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended
                        December 31, 2000, filed on March 29, 2001.

         4.6            Credit Agreement among Fisher, Certain Subsidiaries of
                        Fisher, Various Lending Institutions, The Chase Manhattan
                        Bank, as Administrative Agent, The Chase Manhattan Bank of
                        Canada, as Administrative Agent, Chase Manhattan
                        International Limited, as U.K. Administrative Agent, Merrill
                        Lynch Capital Corporation, as Syndication Agent, and DLJ
                        Capital Funding, Inc., as Documentation Agent, dated as of
                        January 21, 1998 (the "Credit Agreement"). Incorporated by
                        reference to Exhibit 3 to the Company's Current Report on
                        Form 8-K dated January 21, 1998, filed on February 5, 1998.

         4.7            First Amendment and Waiver to the Credit Agreement dated as of November 13, 1998, and Second Amendment and Waiver to the
                        Credit Agreement dated as of December 31, 1998. Incorporated by reference to Exhibits 10.5 and 10.6 respectively of the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 1998, filed on March 31, 1999.

         4.8            Third Amendment and Waiver to the Credit Agreement dated as of April 15, 2000, and Fourth Amendment and Waiver to the
                        Credit Agreement dated as of February 9, 2001. Incorporated by reference to Exhibit 10.16 and 10.18 respectively to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 2000, filed on March 29, 2001.

         5              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP related to the shares of common stock being offered.*

        23.1            Consent of Deloitte & Touche LLP.

        23.2            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5).*

        24 Powers of Attorney (included in signature page of this Registration Statement).

---------

*   To be filed by amendment.